                           COGNIGEN NETWORKS, INC.

                                  EXHIBIT A

                      Index to Financial Statements and
                     Management's Discussion and Analysis

Cognigen Networks, Inc. Unaudited Financial Statements, September 30, 2000

Management's Discussion and Analysis or Plan of Operation, September 30, 2000

Cognigen Networks, Inc. Financial Statements, June 30, 2000

Management's Discussion and Analysis or Plan of Operation, June 30, 2000

Inter-American Telecommunications Holding Corporation
      Financial Statements, June 30, 1999

Cognigen Corporation Financial Statements, June 30, 1999

                            COGNIGEN NETWORKS, INC.

           Unaudited Consolidated Statements of Operations

                                                                 Three Months Ended
                                                                    September 30,
                                                            ----------------------------
                                                               1999              2000
                                                            ----------        ----------
                                                            (Restated)        (Restated)
Revenue
  Prepaid cards and pins                                    $  445,090        $  181,212
  Call back and switching services                                  -            118,792
  Commissions                                                  445,133           871,647
  Allowances                                                    (5,379)            5,059
                                                            ----------        ----------
   Total revenue                                               884,844         1,176,710
                                                            ----------        ----------

Operating expenses
  Prepaid cards and pins                                       302,637           130,830
  Call back and switching services                                  -            129,569
  Marketing commissions                                        345,043           457,217
  Sales, general and administrative                          6,547,289         1,026,672
                                                            ----------        ----------
   Total operating expenses                                  7,194,969         1,744,288
                                                            ----------        ----------

Loss from operations                                        (6,310,125)         (567,578)

Other income (expense)
  Interest expense                                             (35,550)          (19,650)
                                                            ----------        ----------

Loss before income taxes                                    (6,345,675)         (587,228)

Income taxes                                                        -                 -
                                                            ----------        ----------

Net loss                                                   $(6,345,675)       $ (587,228)
                                                            ===========       ==========

Loss per common share - basic and diluted                   $     (.26)       $     (.01)
                                                            ===========       ==========

Weighted average number of common shares outstanding -
 basic and diluted                                          24,123,524        84,278,991
                                                            ===========       ==========

          See notes to unaudited consolidated financial statements.

                            COGNIGEN NETWORKS, INC.

                     Unaudited Consolidated Balance Sheet

                                                              June 30,      September 30,
                                                                2000            2000
                                                            -----------     ------------
                                                            (Restated)        (Restated)
                                         Assets
Current assets
  Cash                                                      $   717,344     $   275,630
  Accounts receivable, net of allowance for doubtful
   accounts of $5,000                                            61,046         215,392
  Commissions receivable, net of allowance for doubtful
   accounts of $25,000                                          538,163         676,795
  Employee receivable                                             1,661           2,957
  Inventory                                                     133,486         128,229
  Other current assets                                          417,028         473,450
  Deferred tax asset - current                                       -               -
                                                              ---------       ---------
      Total current assets                                    1,868,728       1,772,453
                                                              ---------       ---------

Property, plant and equipment, net of accumulated
 depreciation of $363,121 at June 30, 2000 and $430,
 592 at September 30, 2000                                      486,291         422,472
                                                              ---------       ---------

Other assets
  Deposits and other assets                                      88,552         100,867
  Goodwill, net                                               3,655,017       3,506,103
  Customer databases, net of $300,000 and
   $375,000 of amortization                                   1,000,000         925,000
  Deferred tax asset - noncurrent                                   -               -
                                                              ---------       ---------
      Total other assets                                      4,743,569       4,531,970
                                                              ---------       ---------

Total assets                                                $ 7,098,588     $ 6,726,895
                                                            ===========     ===========

                          Liabilities and Stockholders' Equity
Current liabilities
  Accounts payable                                          $    97,420     $   198,423
  Other accrued liabilities                                     108,324          88,561
  Interest payable                                              239,421         256,354
  Commissions payable                                           326,681         470,389
  Payroll taxes payable                                          21,179          24,108
  Current portion of capital leases                             106,551          77,276
  Current portion of notes payable                              315,000         825,000
                                                              ---------       ---------
      Total current liabilities                               1,214,576       1,940,111
                                                              ---------       ---------

Long-term portion of capital leases                              12,152          12,152
Long-term portion of notes payable                              510,000              -
                                                              ---------       ---------
      Total liabilities                                       1,736,728       1,952,263
                                                              ---------       ---------

Commitments and contingencies

Stockholders' equity
  Common stock $.001 par value, 50,000,000 shares
   authorized; 46,980,547 and 46,980,547 issued and
   outstanding at June 30, 2000 and September 30, 2000,
   and 37,298,444 to be issued shares (2000)                     84,278          84,278
  Additional paid-in capital                                 13,594,051      13,594,051
  Accumulated deficit                                        (8,316,469)     (8,903,697)
                                                              ---------       ---------
      Total stockholders' equity                              5,361,860       4,774,632
                                                              ---------       ---------

Total liabilities and stockholders' equity                  $ 7,098,588     $ 6,726,895
                                                            ===========     ===========

           See notes to unaudited consolidated financial statements.

                            COGNIGEN NETWORKS, INC.

               Unaudited Consolidated Statements of Cash Flows

                                                              Three Months Ended
                                                                 September 30,
                                                          ---------------------------
                                                              1999            2000
                                                          -----------      ----------
                                                          (Restated)       (Restated)
Cash flows from operating activities
  Net loss                                                $(6,345,675)     $ (587,228)
                                                          -----------      ----------
  Adjustments to reconcile net loss to net cash
   provided by operating activities
   Depreciation and amortization                               99,908         291,385
   Stock options granted for services to nonemployees       5,836,724              -
   Changes in assets and liabilities
     Accounts receivable                                       88,979        (154,346)
     Commissions receivable                                        -         (138,632)
     Inventory                                                  4,083           5,257
     Other assets                                                  -          (57,718)
     Deposits                                                      -          (12,315)
     Interest payable                                          35,550          16,933
     Accounts payable                                          11,887         101,003
     Accrued expenses                                              -          (19,763)
     Deferred revenue                                           1,926              -
     Commissions payable                                       35,844         143,708
     Payroll taxes payable                                      3,436           2,929
                                                          -----------      ----------
                                                            6,118,337         178,441
                                                          -----------      ----------
      Net cash used in operations                            (227,338)       (408,787)
                                                          -----------      ----------

Cash flows from investing activities
  Cash acquired in acquisition                                 21,248              -
  Purchases of fixed assets                                        -           (3,652)
  Advances to related party                                  (200,000)             -
                                                          -----------      ----------
      Net cash provided by (used by) investing
       activities                                            (178,752)         (3,652)
                                                          -----------      ----------

Cash flows from financing activities
  Proceeds from subscriptions received                        884,289              -
  Payments on notes payable                                  (315,000)             -
  Proceeds from notes payable                                 125,000              -
  Payments on capital leases                                       -          (29,275)
                                                          -----------      ----------
      Net cash provided by financing activities               694,289         (29,275)
                                                          -----------      ----------

Net increase in cash and cash equivalents                     288,199        (441,714)

Cash and cash equivalents-beginning of period                      -          717,344
                                                          -----------      ----------

Cash and cash equivalents-end of period                    $  288,199      $  275,630
                                                          ===========      ==========

           See notes to unaudited consolidated financial statements.

                            COGNIGEN NETWORKS, INC.

           Notes to Unaudited Consolidated Financial Statements

Note 1 - Description of Business

Cognigen  Networks,  Inc (the Company) is engaged in the business of providing telecommunications  products and services to worldwide markets.  The Company's activities  include selling  prepaid  calling cards,  providing call switching services, and Internet marketing of telecommunications  products and services, pagers and computers.

Note 2 - Summary of Significant Accounting Policies

In the  opinion of  management,  all  adjustments,  consisting  only of normal recurring  adjustments,  have been  made to (a) the  results  of  consolidated operations  for the three month  periods  ended  September  30, 2000 and 1999, respectively,  (b) the  consolidated  balance  sheet at September 30, 2000 and
(c) the  consolidated  statements  of cash flows for the three  month  periods ended  September 30,  2000  and  1999,  respectively,  in  order  to make  the financial statements not misleading.

The  accompanying   unaudited  consolidated  financial  statements  have  been prepared in accordance  with  generally  accepted  accounting  principles  for interim  financial  information.  Accordingly,  they  do not  include  all the
information   and  footnotes   required  by  generally   accepted   accounting
principles for financial  statements.  For further  information,  refer to the audited  consolidated  financial  statements  and notes  thereto  for the year ended June 30, 2000,  included in the  Company's  Annual Report on Form 10-KSB filed with the Securities and Exchange Commission.

The  results  for the  three-month  period  ended  September  30, 2000 may not necessarily  be  indicative  of the results for the fiscal year ended June 30,
2001.

Note 3 - Basis of Presentation

All per share amounts  reflect the  37,298,444  shares the Company has a legal obligation to issue in the future in connection  with the reverse  acquisition of ITHC and have been treated as outstanding from the date of acquisition.

Note 4 - Stock Options

In August 1999, the Company issued  32,400,000  options  entitling the holders to purchase the  Company's  common stock at $0.46 per share.  The options vest immediately and expire five years from the date issued.  The options cannot be exercised until the Company amends it articles of  incorporation  or effects a reverse split of its common stock so that it has sufficient  shares  available for issuance upon the exercise of these  options.  25,200,000 of these options were  issued to  non-employees  while the  remaining  options  were  issued to
employees  and  directors.   The  Company  has  adopted  the   disclosure-only
provisions   of  Statement  of  Financial   Accounting   Standards   No.  123,
"Accounting for Stock-Based Compensation."  Accordingly,  no compensation cost has been  recognized  for the stock options issued to employees and directors.
$6,022,044  of  compensation  expense  was  recorded  in  connection  with the options granted to non-employees based on a value of $.23 per option.

Note 5 - Customer Databases

The Company  maintains  two customer databases which were originally compiled in
October 1998.  These  customer  databases  were acquired in connection  with the initial  capitalization of Inter-American Telecommunications Holding Corporation
(ITHC),  which  acquired  from  Telkiosk,  Inc. and  Combined Telecommunications
Consultancy,  LTD  (CTC)  customer databases valued  at $500,000  and  $800,000, respectively,  through the issuance of $500,000 and $800,000  in notes  payable, and by issuing 500 (2,844,285 as adjusted)  and 1,000  (5,688,570  as  adjusted)
shares  of  common  stock,  respectively.  ITHC  also  issued  500 (2,844,285 as
adjusted)  shares   of   common  stock   to  Inter-American   Telecommunications
Corporation (ITC) as part of its initial capitalization  for backroom support to be  provided to  ITHC in  the future.  The  customer databases  were  originally recorded  at their  predecessor cost  of $1,300,000,  with the shares  of common stock issued  being recorded  at  their nominal  par value ($.001)  of $20.  The
Company  intends to migrate  these names into active long distance  customers of
Cognigen   Switching  Technologies,  Inc.  (CST),  the  Company's  wholly  owned subsidiary.  The Company's  plans  for the  solicitation  process  are currently underway and the Company plans to be completed by October 2001. In October 2000, the Company also entered into an option agreement  with an entity  formed by the entities which originally sold the Company's customer databases to the Company's predecessor.  The agreement  provides  that if the  Company has not been able to establish at least 5,000 active telecommunications subscribers from the combined lists by March 30, 2001, the Company has the option  to  require the  entity  to repurchase  the customer lists from the Company to enable the Company to recover its investment in these databases.

Note 6 - Amortization of Customer Databases

The Company changed its method of  amortizing  customer  databases during fiscal
2000.  Previously the Company did not begin to amortize  its customer  databases until  the migration  of these  names into active  customers had begun. However, effective July 1, 1999 as a result of the significant uncertainties  surrounding
the  commencement  of  the   migration   process,  the  Company  has   reflected
amortization of these databases over their estimated remaining  useful  lives of
4.33 years  (through  November  1, 2003).  The  effects of  this  correction  on previously  reported  quarterly  amounts was $75,000 of additional  amortization expense as follows:

                           Net Loss        Loss Per Share      Stockholders' Equity
                       ---------------   ------------------   -----------------------

Three months ended
 September 30, 2000,
 as reported              $  (512,228)         $(.01)               $5,149,632
                          ===========          =====                ==========

Three months ended
 September 30, 2000,
 as adjusted              $  (587,228)         $(.01)               $4,774,632
                          ===========          =====                ==========

Three months ended
 September 30, 1999,
 as reported              $(6,270,675)         $(.26)               $  206,896
                          ===========          =====                ==========

Three months ended
 September 30, 1999,
 as adjusted              $(6,345,675)         $(.26)               $  131,896
                          ===========          =====                ==========

                            COGNIGEN NETWORKS, INC.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Forward-Looking Statements

Certain of the information  discussed herein,  and in particular in this section entitled  "Management's  Discussion and Analysis or Plan of Operation," contains forward-looking  statements  that  involve  risks and  uncertainties  that might adversely  affect  the  operating  results  of the  Company  in the  future in a material way.  Such risks and uncertainties  include,  without  limitation,  the
Company's possible  inability  to obtain  additional  financing,  lack of  agent growth, loss of key personnel, rate  changes, fee policy or application changes, technological changes and increased competition.  Many of these risks are beyond the control of the  Company.  The Company is not  entitled to  rely on  the safe harbor provisions of Section 27A of the Securities  Act of 1933,  as amended, or
Section  21E of the  Securities Exchange  Act of 1934, as  amended, when  making forward-looking statements.

Overview

The  Company  is  engaged  in the  business  of  providing  telecommunications products and services to worldwide markets.  The Company's  activities include
selling  prepaid  calling  cards,   providing  call  switching  services,  and
Internet  marketing of  telecommunications  products and services,  pagers and computers.

The Company was  incorporated  on May 6, 1983, in Colorado.  On August 20, 1999,
the Company completed the acquisition of all of the net assets of Inter-American
Telecommunications  Holding  Corporation (ITHC) in exchange for up to 49,041,397 shares of the Company's common stock.  For financial  statement  purposes,  this business  combination was accounted for as an additional  capitalization of ITHC
(a  reverse  acquisition  in  which  ITHC  was  the  accounting  acquirer).  For accounting purposes,  ITHC is considered the surviving entity and the historical financial statements prior to the acquisition are those of ITHC.

Three Months Ended September 30, 2000 Compared to Three Months Ended
September 30, 1999.

Total  revenue for the three  months  ended  September  30, 2000 was  $1,176,710 compared to $884,844  for the three  months  ended  September  30,  1999.  Total revenue for the 2000 period  consisted of $181,212  related to prepaid cards and pins and  $871,647  related to  commissions.  Total  revenue for the  comparable period in 1999  consisted  of  $445,090  related to  prepaid  cards and pins and
$445,133 related to commissions. The $263,878, or 59%, decrease in prepaid cards and  pins is due to  reduced  tariff  calls  as a  result  of  competition.  The
$426,514, or 96%, increase in commissions is due to an increase of approximately
36,900 new agents.  Call back and  switching  revenue for the three months ended
September  30, 2000 was $118,792 for which there was no  comparable  revenue for
1999.

Operating  costs  related to prepaid  cards and pins for the three  months ended
September 30, 2000 decreased $171,807,  or 57%, to $130,830 from $302,637 during
the  three  months  ended  September  30,  1999.   Operating  costs  related  to
commissions for the three months ended September 30, 2000 increased $112,174, or
33%, to $457,217 from $345,043 during the three months ended September 30, 1999.
The cost increases are directly  related to the increases in sales revenue.  The call back and switching  services costs were $129,569 for the three months ended
September 30, 2000 for which there were no comparable costs for 1999.

General and administrative  operating expenses decreased $5,520,617,  or 84%, to
$1,026,672  during the three months  ended  September  30, 2000 from  $6,547,289 during the three  months  ended  September  30,  1999.  This  decrease is due to
$5,836,724 of stock based  compensation for the three months ended September 30,
1999 that was not repeated in the three months ended  September  30, 2000 and is offset by  increased  salaries  of $123,130  as a result of more  headcount  and depreciation and amortization of $291,385.

The Company  incurred a loss from  operations  of $567,578  for the three months ended  September  30, 2000  compared to  $6,310,125  for the three  months ended
September 30, 1999.  The decrease in operating loss during the current period is directly  related to the  expense  of stock  options  granted  for  services  to non-employees of $5,836,724  recognized  during the three months ended September
30, 1999.

Interest  expense  decreased  $15,900,  or 45%, to $19,650 for the three  months ended  September 30, 2000 from $35,550 for the three months ended  September 30,
1999.  The  reduction  is a result of the  payoff of a  portion  of debt.  After interest expense, the net loss for the three months ended September 30, 2000 was
$587,228, or $.01 loss per share, compared to a net loss of $6,345,675,  or $.26 loss per share, for the three months ended September 30, 1999.

Liquidity and Capital Resources:

The  Company  has funded  its  operations  to date  primarily  from  shareholder advances and stock  subscriptions  received.  At September 30, 2000, the Company had cash and cash  equivalents  of  $275,630  and  negative  working  capital of
$179,810.

Cash used by the Company for operating  activities during the three months ended
September 30, 2000 was $408,787.  A primary  component of the use of cash during the three months was the  Company's  net loss of $587,228  adjusted for non-cash adjustments for depreciation  and  amortization of $291,385.  Additional uses of operating cash for the three months included increases in the Company's accounts receivable  of $154,346,  commissions  receivable  of $138,632,  other assets of
$57,718,  and  deposits of $12,315.  The uses in operating  cash were  partially offset  by  cash  provided  of  $101,003  from  accounts  payable,  $143,708  of commissions  payable,  and $16,933 of interest payable.  Cash used for investing activities includes $3,652 for the purchase of fixed assets.  Additional uses of cash  during the three  months  ended  September  30, 2000  include  payments on capital leases of $29,275.

The Company  currently has three notes payable and various  capital  leases with total  outstanding  balances of $914,428 at September 30, 2000. Two of the notes are  due  July 1,  2001  and one is due  February  12,  2001.  The  Company  has
maturities of capital leases and notes payable of $902,276  required  during the next twelve months

Cash generated from operations was not sufficient to meet the Company's  working capital  requirements  for the quarter ended  September 30, 2000, and may not be
sufficient  to  meet  the  Company's   working  capital   requirements  for  the
foreseeable  future.  As a result,  the  Company  is  exploring  various  bridge
financing  and/or   additional   equity  financing  to  meet  current  operating
requirements  until  operations can generate  sufficient cash for the Company to become self-sustaining. There can be no assurances that the Company will be able to secure  additional  debt or equity  financing or that operations will produce adequate cash flows to allow the Company to meet all of its future  obligations.
However,  management  believes  the Company  will  be  successful  in  producing sufficient  cash  flows  from  all collective  sources to  continue for the next twelve months.

The Company has no significant  planned capital  expenditures  covering the next twelve months.

The Company  maintains  two customer  databases  originally  compiled in October
1998,  containing  archived  names  with  historical  records  of long  distance telecommunication  service  users,  to  which  the  Company  intends  to  devote substantial  efforts during the next twelve months to transform these names into active CST  customer  accounts.  The  Company  has been in  negotiations  with a telemarketing  firm to assist in the  transformation  of these names into active accounts.  The Company anticipates an initial cost of approximately  $93,000 for these  telemarketing  services and has received a verbal commitment from a third party to assist in funding these telemarketing costs, as necessary.

The Company  has also  entered  into an option  agreement  with a joint  venture
consisting   of  the  sellers  of  the  customer   databases  to  the  Company's
predecessor.  The agreement  provides that if certain  targeted levels of active customers  cannot be  transformed  from the  databases  by March 30,  2001,  the
Company has  the option  to have  the joint  venture  repurchase  the  databases through the forgiveness  of the remaining debt  outstanding  and the  return  of
Company  shares to the Company.  The Company believes this  agreement is a major step in protecting  the  recoverability of the  Company's original investment in these databases.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
Cognigen Networks, Inc.
Seattle, Washington

We  have  audited  the  accompanying  consolidated  balance  sheet  of  Cognigen
Networks,   Inc.  and  subsidiaries  as  of  June  30,  2000,  and  the  related consolidated  statements of operations,  stockholders' equity and cash flows for
the  year  then  ended.   These  consolidated   financial   statements  are  the
responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards.
Those standards  require that we plan and perform the audit to obtain reasonable assurance  about  whether  the  consolidated  financial  statements  are free of material  misstatement.  An audit includes examining,  on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.
An audit also includes assessing the accounting  principles used and significant estimates  made by management,  as well as evaluating  the overall  consolidated
financial  statement  presentation.   We  believe  that  our  audit  provides  a
reasonable basis for our opinion.

In our opinion, the consolidated  financial statements referred to above present fairly, in all material  respects,  the financial position of Cognigen Networks,
Inc. and  subsidiaries as of June 30, 2000, and the results of their  operations and their cash  flows for the year then  ended,  in  conformity  with  generally accepted accounting principles.

The Company  has corrected  a previous  error in the  2000 financial  statements relating to the amortization of its customer lists as described in Note 3.

                                /s/Ehrhardt Keefe Steiner & Hottman PC
                                   Ehrhardt Keefe Steiner & Hottman PC

August 25, 2000,  except the first paragraph of Note 13,
as to which the date is October 10, 2000
Denver, Colorado

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors
Inter-American Telecommunications
 Holding Corporation
Seattle, Washington

We have audited the  accompanying  consolidated  statements of operations,  cash flows, and changes in  stockholders'  equity for the period from inception (July
24, 1998)  through June 30, 1999 of  Inter-American  Telecommunications  Holding
Corporation  (a  development  stage  company)  (accounting  acquirer of Cognigen
Networks,  Inc.).  These  financial  statements  are the  responsibility  of the
Company's  management  (accounting  acquirer of Cognigen  Networks,  Inc.).  Our responsibility  is to express an opinion on these financial  statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards.
Those standards  require that we plan and perform the audit to obtain reasonable
assurance   about  whether  the  financial   statements  are  free  of  material
misstatement.  An audit included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also included assessing the  accounting  principles  used and  significant  estimates  made by management,  as well as evaluating the overall financial statement presentation.
We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated  financial statements referred to above present fairly, in all material  respects,  the consolidated  results of its operations, its cash flows and its  changes  in  stockholders'  equity  for the period  from inception  (July 24, 1998)  through June 30, 1999 in conformity  with  generally accepted accounting principles.

Denver, Colorado
August 23, 2000

                                                  /s/ Comiskey & Company
                                                      Comiskey & Company
                                                      PROFESSIONAL CORPORATION

                             COGNIGEN NETWORKS, INC.

                           Consolidated Balance Sheet
                                  June 30, 2000
                                   (Restated)

                                     Assets

Current assets

   Cash                                                        $        717,344
   Accounts receivable, net of allowance for
    doubtful accounts of $5,000                                          61,046
   Commissions receivable, net of allowance
    for doubtful accounts of $25,000                                    538,163
   Employee receivable                                                    1,661
   Inventory                                                            133,486
   Other current assets                                                 417,028
   Deferred tax asset - current                                              -
                                                               ----------------
     Total current assets                                             1,868,728
                                                               ----------------

Property, plant and equipment, net of
 accumulated depreciation of $363,121                                   486,291
                                                               ----------------

Other assets

   Deposits and other assets                                             88,552
   Goodwill, net of $154,917 of amortization                          3,655,017
   Customer databases, net of $300,000 of amortization                1,000,000
   Deferred tax asset - noncurrent                                          -
                                                               ----------------
     Total other assets                                               4,743,569
                                                               ----------------

Total assets                                                   $      7,098,588
                                                               ================

                 Liabilities and Stockholders' (Deficit) Equity

Current liabilities

   Accounts payable                                            $         97,420
   Other accrued liabilities                                            108,324
   Interest payable                                                     239,421
   Commissions payable                                                  326,681
   Payroll taxes payable                                                 21,179
   Current portion of capital leases                                    106,551
   Current portion of notes payable                                     315,000
                                                               ----------------
     Total current liabilities                                        1,214,576

Long-term portion of capital leases                                      12,152
Long-term portion of notes payable                                      510,000
                                                               ----------------
     Total liabilities                                                1,736,728
                                                               ----------------

Commitments and Contingencies

Stockholders' (deficit) equity

   Common stock $.001 par value, 50,000,000
    shares authorized; 14,411,039 (1999)
    and 46,980,547 (2000) issued and
    outstanding at and 37,298,444 to be
    issued shares (2000)                                                 84,278
   Additional paid-in capital                                        13,594,051
   Accumulated deficit                                               (8,316,469)
                                                               ----------------
     Total stockholders' (deficit) equity                             5,361,860
                                                               ----------------

Total liabilities and stockholders' (deficit) equity           $      7,098,588
                                                               ================

                See notes to consolidated financial statements.

                            COGNIGEN NETWORKS, INC.

                      Consolidated Statements of Operations

                                                       For the Years Ended
                                                            June 30,
                                                   ----------------------------
                                                      1999             2000
                                                   ----------      ------------
                                                                    (Restated)
Revenue

   Prepaid cards and pins                          $       -       $  1,138,165
   Marketing commissions                                   -          2,598,008
   Other                                                   -             63,540
                                                   ----------      ------------
     Total revenue                                         -          3,799,713
                                                   ----------      ------------

Operating expenses

   Prepaid cards and pins                                  -            950,727
   Marketing commissions                                   -          1,657,195
   Selling, general and administrative                     -          8,734,444
   Depreciation and amortization                           -            561,510
                                                   ----------      ------------
     Total operating expenses                              -         11,903,876
                                                   ----------      ------------

Loss from operations                                       -         (8,104,163)

Interest expense                                       67,814           144,492
                                                   ----------      ------------

Loss before income taxes                              (67,814)       (8,248,655)

Income taxes                                           16,531           (16,531)
                                                   ----------      ------------

Net loss                                           $  (51,283)     $ (8,265,186)
                                                   ==========      ============

Loss per common share - basic and diluted          $       -       $      (0.11)
                                                   ==========      ============

Weighted average number of common shares
 outstanding - basic and diluted                   11,377,137        78,549,437
                                                   ==========      ============

                See notes to consolidated financial statements.

                            COGNIGEN NETWORKS, INC.

                 Consolidated Statements of Stockholders' Equity
                    From July 24, 1998 through June 30, 2000

                                                                                                                      Total
                                         Common Stock         Additional                  Stockholders'
                                    -----------------------    Paid-in      Accumulated    (Deficit)
                                       Shares       Amount     Capital        Deficit       Equity
                                    -------------   -------   -----------   -----------   -------------
                                    (as adjusted)                            (restated)

Balance July 24, 1998 (inception)           -       $    -    $        -    $        -    $          -

Common stock issued for
 intangible assets                     11,377,137        20            -             -              20

Net loss for the period July 24,
 1998 to June 30, 1999                         -         -             -        (51,283)        (51,283)
                                    -------------   -------   -----------   -----------   -------------

Balance June 30, 1999                  11,377,137        20            -        (51,283)        (51,263)

Stock issued in connection with
 Cognigen acquisition and
 employment agreements                 42,664,260        55        30,000            -           30,055

Reverse acquisition                    15,757,047    69,723      (261,957)           -         (192,234)

Common stock issued for cash net
 of $727,474 in expenses               12,489,102    12,489     5,127,598            -        5,140,087

Value of options issued for
 services                                      -         -      6,022,004            -        6,022,004

Retirement of stock at cost               (50,000)      (50)      (18,950)                      (19,000)

Stock issued in connection with
 acquisition of Cognigen
 Switching                              2,041,445     2,041     2,695,356            -        2,697,397

Net loss                                       -         -             -     (8,265,186)     (8,265,186)
                                    -------------   -------   -----------   -----------   -------------

Balance at June 30, 2000               84,278,991   $84,278   $13,594,051   $(8,316,469)  $   5,361,860
                                    =============   =======   ===========   ===========   =============

                See notes to consolidated financial statements.

                            COGNIGEN NETWORKS, INC.

                      Consolidated Statements of Cash Flows

                                                                         June 30,
                                                                  ------------------------
                                                                    1999          2000
                                                                  --------     -----------
                                                                                (Restated)

Cash flows from operating activities
   Net loss                                                       $(51,283)    $(8,265,186)
                                                                  --------     -----------
   Adjustments to reconcile net loss to net cash provided by
    operating activities
     Depreciation and amortization                                      -          561,510
     Stock options granted to non-employees and stock issued
      to employees for services                                         -        6,052,004
     Deferred taxes                                                (16,531)         16,531
     Changes in assets and liabilities
       Receivables                                                      -          218,461
       Commission receivable                                            -         (484,149)
       Inventory                                                        -         (108,410)
       Other current assets                                             -         (340,120)
       Accounts payable                                                 -           53,276
       Other accrued expenses                                       67,814         218,919
       Other assets                                                     -          (89,971)
                                                                  --------     -----------
                                                                    51,283       6,098,051
                                                                  --------     -----------
         Net cash used in operations                                    -       (2,167,135)
                                                                  --------     -----------

Cash flows from investing activities
   Capital expenditures                                                 -         (400,594)
   Cash paid in business acquisitions net of cash acquired
    (Note 7)                                                            -         (555,100)
                                                                  --------     -----------
         Net cash used in investing activities                          -         (955,694)
                                                                  --------     -----------

Cash flows from financing activities
   Net proceeds from stock issuance                                     -        5,140,087
   Distribution related to reverse acquisition                          -         (190,000)
   Payments on notes payable                                                    (1,090,000)
   Payment on capital leases                                            -             (914)
   Retirement of stock                                                  -          (19,000)
                                                                  --------     -----------
         Net cash used in financing activities                          -        3,840,173
                                                                  --------     -----------

Net increase in cash                                                    -          717,344

Cash and cash equivalents - beginning of period                         -               -
                                                                  --------     ----------

Cash and cash equivalents - end of period                         $     -      $   717,344
                                                                  ========     ===========

Cash paid for  interest was $19,834  (2000) and $0 (1999).  Cash paid for income taxes was $0 in 2000 and 1999.

Non-cash investing and financing activities (Note 9).

                See notes to consolidated financial statements.

                             COGNIGEN NETWORKS, INC.

                   Notes to Consolidated Financial Statements

Note 1 - Description of Business and Summary of Significant Accounting Policies

The Company was  incorporated  in May 1983 in the State of Colorado to engage in the cellular radio and  broadcasting  business and to engage in any other lawful activity  permitted  under Colorado law. In June 1988,  the Company  changed its name to Silverthorne  Production Company (Silverthorne) and commenced operations in the oil and gas industry.  These operations were  discontinued in 1989. Since
1989,  Silverthorne has attempted to locate acquisition  prospects and negotiate an  acquisition.  Silverthorne's  pursuit of an acquisition  did not materialize until  August  20,  1999,  with the  purchase  of the  assets of  Inter-American
Telecommunications  Holding  Corporation  (ITHC),  which was  accounted for as a reverse acquisition. The surviving entity changed its name to Cognigen Networks,
Inc. on July 12, 2000.

Cognigen  Networks,  Inc.  (the Company) is engaged in the business of providing telecommunications  products and services to worldwide  markets.  The  Company's activities  include  selling  prepaid  calling  cards,  providing call switching services,  and Internet marketing of  telecommunications  products and services, pagers, and computers.

Principles of Consolidation

These consolidated  financial  statements include the accounts of Inter-American
Telecommunications  Corporation (ITHC), Cognigen Corporation (Cognigen), and the
Company.  Also  included are the accounts and results of  operations of Cognigen
Switching  Technologies,  Inc. (Cognigen  Switching) from April 15, 2000 through year-end.  All  significant  intercompany  balances and  transactions  have been eliminated in consolidation.

The comparative June 30, 1999,  financial  statements reflect those of ITHC, the accounting  acquirer,  in the  reverse  acquisition  (Note  8).  ITHC was in the development stage in prior years.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents  include cash on hand and in checking and savings accounts at financial institutions. On occasion these balances exceed  federally  insured limits.  At June 30, 2000, the Company had approximately $709,000 in excess of federally insured limits.

Inventories

Inventory  consists of advertising  supplies and prepaid  calling cards held for resale and is valued at the lower of cost or market. Calling cards are purchased from a variety of vendors at a discount from the face value. Excise tax of 3% of the face value is paid at the time of  purchase.  When the calling card is sold, the excise tax is collected and offset against the prepaid excise tax.

Property and Equipment

Property and equipment are stated at cost.  Depreciation  is provided  using the straight-line  method for  financial  reporting  purposes  at rates based on the following estimated useful lives:

                                                 Years
                                                 -----
Furniture and fixtures                           3 - 7
Computer equipment                               3 - 5
Equipment                                        3 - 5
Leasehold improvements                           3 - 5
Capitalized software                             3 - 5

Software  developed  to support  the  self-replicating  Web pages used to market telecommunication  services and administer agents' sales and related commissions has been capitalized  according to the provisions of AICPA Statement of Position
98-1  "Accounting  for Costs of Computer  Software  Developed  or  Obtained  for
Internal Use".

Intangible Assets

Intangible  assets  are  stated  at cost  and consist  of goodwill  and customer databases. Goodwill is amortized using the straight-line method over five years.
Customer databases will be  amortized over five years, once they are utilized in operations.

Valuation of Long-Lived Assets

The Company assesses valuation of long-lived assets in accordance with Statement of Financial  Accounting Standards (SFAS) No. 121, Accounting for the Impairment
of Long-Lived  Assets and for  Long-Lived  Assets to be disposed of. The Company periodically  evaluates the carrying  value of long-lived  assets to be held and
used,   including  goodwill  and  other  intangible  assets,   when  events  and
circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated  undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized  based on the amount by which the carrying  value exceeds the fair market  value of the  long-lived  asset.  Fair market  value is  determined primarily using the  anticipated  cash flows  discounted at a rate  commensurate with the risk involved.

Commissions Receivable

Commissions    receivable    represent    amounts   due   from   providers   for
telecommunication   services  used  by  subscribers.   Typically  providers  pay
commissions  due to the Company  forty-five  days after the usage  month-end  to allow for billing and collection.

An allowance for doubtful  accounts of $0 and $25,000 at June 30, 1999 and 2000, respectively,  has been  established  by the  Company to provide  for  potential uncollectible  accounts  and is deemed to be  adequate  by  management  based on historical results.

Commissions Payable

Commissions payable represent amounts due to agents as commission related to the usage for which the Company is due commission  income from its providers.  It is the  Company's  policy to pay  commissions  to its agents  only after  receiving commissions  due from its providers.  This policy results in  approximately  two months commission payable at any point in time.

Income Taxes

The Company uses the asset and liability  method of accounting for income taxes.
Under the asset and liability  method,  deferred tax assets and  liabilities are recognized for the future tax consequences  attributable to differences  between the financial  statement carrying amounts of existing assets and liabilities and their  respective tax basis.  Deferred tax assets and  liabilities  are measured using  enacted tax rates  expected  to be  recovered  or settled.  The effect on deferred tax assets and  liabilities  of a change in tax rates is  recognized in income in the period that includes the enactment date.

Revenue Recognition

The Company  records  commission  income when the  underlying  telecommunication service is rendered.  Commission income does not include amounts paid separately to carriers for telecommunication services provided.

Calling  card  revenue is  recorded  when the  calling  cards are  shipped.  The
Company's  policy is to delay  shipment of calling  cards for a two-week  period after  receipt of cash to allow for  processing.  This delay results in deferred revenue,  which is recorded as a liability  until the calling cards are shipped.
Calling   card   revenue   includes   amounts   paid   for   the   cost  of  the
telecommunications services provided by third-party carriers.

Revenue  from long  distance  phone  services  is  recorded  when  services  are rendered.

Use of Estimates

The  preparation  of  consolidated   financial  statements  in  conformity  with
generally accepted  accounting  principles requires management to make estimates and assumptions  that affect the reported  amounts of assets and liabilities and disclosure of contingent  assets and liabilities at the date of the consolidated financial  statements and the reported  amounts of revenues and expenses  during the reporting period. Actual results could differ from those estimates.

Loss Per Share

Loss per common  share has been  computed by dividing  net loss by the  weighted average number of shares of common stock outstanding  during the period.  Shares issued  in the  initial  capitalization  of the  Company  have been  treated  as outstanding since inception.

Advertising Costs

Advertising  costs are expensed as  incurred.  Total  advertising  costs for the years ended June 30, 2000 and 1999, were $200,127 and $0, respectively.

Recently Issued Accounting Pronouncements

SFAS No. 133,  "Accounting for Derivative  Instruments  and Hedging  Activities"
requires  companies  to record  derivatives  on the  balance  sheet as assets or liabilities,  measured  at fair market  value.  Gains or losses  resulting  from changes in the values of those  derivatives  are  accounted for depending on the use of the  derivative  and whether it qualifies for hedge  accounting.  The key criterion for hedge accounting is that the hedging  relationship  must be highly effective in achieving  offsetting changes in fair value or cash flows. SFAS No.
133 is effective  for fiscal  years  beginning  after June 15, 2000.  Management believes  that the adoption of SFAS No. 133 will have no material  effect on the
Company's financial statements.

In March 2000,  the FASB  issued FASB  Interpretation  No. 44,  "Accounting  for
Certain  Transactions  Involving  Stock  Compensation"  ("FIN  44"),  which  was effective July 1, 2000, except that certain conclusions in this  Interpretation, which cover specific events that occur after either December 15, 1998 or January
12,  2000  are  recognized  on a  prospective  basis  from  July 1,  2000.  This
Interpretation  clarifies the  application  of APB Opinion 25 for certain issues related to stock issued to employees.  The Company  believes its existing  stock based  compensation  policies and procedures are in compliance  with FIN 44, and therefore,  the  adoption  of FIN 44 had no  material  impact  on the  Company's financial condition, results of operations or cash flows.

In December 1999, the  Securities and Exchange  Commission  ("SEC") issued Staff
Accounting  Bulletin ("SAB") 101, which provides guidance on applying  generally
accepted   accounting   principles  to  selected  revenue   recognition  issues.
Management  believes  that the  Company's  revenue  recognition  policies are in accordance with SAB 101.

Note 2 - Basis of Presentation

All common stock share amounts have been  retroactively  adjusted to reflect the ratio of shares issued by the Company in connection with the reverse acquisition of ITHC (Note 7). The ratio of shares  issued of 5,688.57  shares of the Company to each share of ITHC stock represents 54,041,397 newly issued shares and shares to be issued in exchange for 9,500 shares of ITHC common stock.

All per share  amounts  reflect  the  37,298,444  shares the Company has a legal obligation to issue in the future in connection with the reverse  acquisition of
ITHC,  and have been treated as outstanding  from the date of acquisition  (Note
12).

Note 3 - Amortization of Customer Databases

The Company  changed its method of  amortizing  customer databases during fiscal
2000.  Previously  the Company  did not begin to amortize its customer databases until the migration of  these names  into active  customers had  begun. However, effective July 1, 1999 as a result of the  continued  uncertainties  surrounding
the  commencement  of  the   migration  process,  the   Company  has   reflected
amortization of  these databases  over their remaining estimated useful lives of
4.33  years  (through  November  1, 2003).  The  effects of  this  correction on previously  reported amounts are as follows:

                           Net Loss        Loss Per Share      Stockholders' Equity
                       ---------------   ------------------   -----------------------

June 30, 2000,
 as previously
 reported                 $(7,965,186)         $(.10)               $5,661,860

Correction to
 amortization expense     $  (300,000)         $(.01)               $ (300,000)
                          -----------          -----                ----------

June 30, 2000,
 as adjusted              $(8,265,186)         $(.11)               $5,331,860
                          ===========          =====                ==========

The  effect of this  correction on  previously  reported  quarterly  amounts was
$75,000 of additional amortization expense as follows:

                           Net Loss        Loss Per Share      Stockholders' Equity
                       ---------------   ------------------   -----------------------

Three months ended
 September 30, 1999,
 as reported              $(6,270,675)         $(.26)              $206,896
                          ===========          =====             ==========

Three months ended
 September 30, 1999,
 as adjusted              $(6,345,675)         $(.26)              $131,896
                          ===========          =====             ==========

Three months ended
 December 31, 1999,
 as reported              $  (347,414)         $(.01)            $4,132,413
                          ===========          =====             ==========

Three months ended
 December 31, 1999,
 as adjusted              $  (422,414)         $(.01)            $3,982,413
                          ===========          =====             ==========

Six months ended
 December 31, 1999,
 as reported              $(6,618,089)         $(.23)            $4,132,413
                          ===========          =====             ==========

Six months ended
 December 31, 1999,
 as adjusted              $(6,768,089)         $(.24)            $3,982,413
                          ===========          =====             ==========

Three months ended
 March 31, 2000,
 as reported              $  (527,989)         $(.01)            $3,617,291
                          ===========          =====             ==========

Three months ended
 March 31, 2000
 as adjusted              $  (602,989)         $(.01)            $3,392,291
                          ===========          =====             ==========

Nine months ended
 March 31, 2000,
 as reported              $(7,146,078)         $(.09)            $3,617,291
                          ===========          =====             ==========

Nine months ended
 March 31, 2000
 as adjusted              $(7,371,078)         $(.10)            $3,392,291
                          ===========          =====             ==========

Note 4  - Property and Equipment

Property and Equipment consists of the following:

                                                              June 30,
                                                               2000
                                                         ----------------
      Furniture and fixtures                             $         19,063
      Computer equipment                                          137,905
      Equipment                                                   373,281
      Leasehold Improvements                                      180,996
      Software                                                    138,167
                                                         ----------------
                                                                  849,412

      Less accumulated depreciation                              (363,121)
                                                         ----------------

                Total                                    $        486,291
                                                         ================

Note 5 - Notes Payable
----------------------

Notes payable consists of the following:

                                                              June 30,
                                                   ------------------------------
                                                       1999              2000
                                                   ------------      ------------

8% unsecured promissory notes payable to a
 related entity, principal and interest due
 upon maturity at July 1, 2000.                    $    500,000      $    200,000

8% unsecured promissory note payable to a
 related entity, principal and interest
 due upon maturity at July 1, 2000.                     800,000           310,000

Subsequent to year-end, the above notes
 were extended to July 1, 2001.

12% secured promissory note payable to a
 related entity,  principal and interest
 due upon maturity at February 12, 2001.                     -            315,000
                                                   ------------      ------------
                                                      1,300,000           825,000

Less current portion                                   (700,000)         (315,000)
                                                   ------------      ------------

                                                   $    600,000      $    510,000
                                                   ============      ============

Note 6 - Capital Lease Obligations

The Company leases certain equipment under non-cancelable lease agreements.  The monthly payments on these leases range from $332 to $7,227,  including interest, and these leases  expire in various  years  through  2003.  The  property  under capital  leases as of June 30,  2000,  has a cost of  $266,378  and  accumulated depreciation of $185,953.

The future  minimum  lease  payments  under  capital  leases and the net present values of the future minimum lease payments are as follows:

         Year Ending June 30,                                 Amount
         --------------------                            ----------------
            2001                                         $        114,417
            2002                                                   13,024
            2003                                                    3,372
                                                         ----------------
            Total                                                 130,813
            Less amount representing interest                     (12,110)
                                                         ----------------
            Present value of minimum lease payments               118,703
            Less current portion                                 (106,551)
                                                         ----------------

            Long-term capital lease obligation           $         12,152
                                                         ================

Note 7 - Income Taxes

Deferred  tax  liabilities  and assets are  determined  based on the  difference between the financial  statement assets and liabilities and tax basis assets and liabilities  using the tax rates in effect for the year in which the differences occur. The measurement of deferred tax assets is reduced,  if necessary,  by the amount of any tax benefits that, based on available  evidence,  are not expected to be realized.

The components of the provision for income tax expense (benefit) are as follows:

                                               June 30,
                                --------------------------------------
                                    1999                    2000
                                --------------          --------------

     Current                    $                       $           -
     Deferred                          (16,531)                 16,531
                                --------------          --------------

                                $      (16,531)         $       16,531
                                ==============          ==============

The deferred income tax assets and liabilities  result  primarily from differing depreciation and amortization periods of certain assets,  provision for doubtful accounts,  provision for product  returns and  allowances,  net  operating  loss carryforwards  and the recognition of certain  expenses for financial  statement purposes and not for tax purposes.  The Company has approximately  $1,913,000 of net operating loss carryforwards, which expire through 2020 if unused.

The net current and  long-term  deferred  tax  liabilities  in the  accompanying balance sheet include the following items:

                                                         June 30,
                                               -----------------------------
                                                  1999               2000
                                               ----------         ----------

     Current deferred tax asset                $       -          $    9,325
     Current deferred tax liability                    -                  -
                                               ----------         ----------
     Valuation allowance                               -              (9,325)
                                               ----------         ----------

                                               $       -          $        -
                                               ==========         ==========

     Long-term deferred tax asset              $   16,531         $  713,487
     Long-term deferred tax liability                  -                  -
     Valuation allowance                               -            (713,487)
                                               ----------         ----------

                                               $   16,531         $       -
                                               ==========         ==========

Rate Reconciliation

The  reconciliation  of income tax expense  (benefit)  by  applying  the Federal statutory rates to the Company's effective income tax rate is as follows:

                                                       June 30,
                                            ------------------------------
                                               1999               2000
                                            -----------        -----------

Federal statutory rate                            (25.0)%            (34.0)%
State tax on income, net of federal
 income tax benefit                                (3.3)              (3.3)
Nondeductible expenses                              3.9               28.1
Valuation allowance                                  -                 9.4
                                            -----------        -----------

                                                  (24.4)%              0.2%
                                            ===========        ===========

Note 8 - Business Acquisitions

Acquisition of Customer Databases

On  November 4, 1998,  ITHC  acquired a customer  database of 54,034  individual subscribers  from Telkiosk Inc.  (Telkiosk) in exchange for 500  (2,844,285,  as adjusted),  shares of ITHC common stock, and a $500,000  promissory note payable
November  4,  1999  (and  subsequently  extended  until  July 1,  2001 as to the remaining  balance  due).  Telkiosk is partially  owned by a former  officer and director of ITHC. This is an electronically  archived database containing 54,034 individual, comma-delimited records of residential and business accounts of long distance telephone subscribers using the callback or call-reorigination  system.
The domiciles of these accounts are located primarily outside the United States, including Japan, Italy, France, Argentina, Brazil, Spain, Israel, Russia and CIS
countries, Guatemala, Venezuela and Singapore. The customers in the database use
primarily  U.S.   origination  -  foreign  termination  callback  long  distance services.

Also on November 4, 1998, ITHC acquired a customer database of 41,415 individual subscribers from Combined Telecommunications Consultancy, Ltd. (CTC) in exchange for 1,000 (5,688,570, as adjusted),  shares of ITHC common stock and an $800,000 promissory note payable November 4, 1999 (and  subsequently  extended until July
1, 2001 as to the  remaining  balance due).  CTC is partially  owned by a former officer  and  director  of ITHC.  This is an  electronically  archived  database
containing  41,415  individual,   comma-delimited  records  of  residential  and
business accounts of long distance telephone subscribers. The domiciles of these accounts are all located  within the United States.  Approximately  90% of these accounts  have an affinity to a foreign  country,  and the  accounts are held by persons of Russian,  Romanian, Czech, Slovakian,  Slovenian,  Polish, Bulgarian,
German, Japanese and Filipino national origin.

These customer databases were originally compiled in October 1998. The databases were originally  purchased by CTC  and Telkiosk  in an arm's length  transaction from  an independent  international  long distance  reseller  and customer  base consolidator.  The  customer  databases were  acquired  in connection  with  the initial  capitalization  of ITHC with  the customer  databases being recorded at
$1,300,000   representing  predecessor  cost.   The  Company's   plans  for  the
solicitation  process are currently  underway and  the  Company entered  into an option agreement  with an entity formed by the sellers of its customer databases
(Note 13).  The agreement  provides  that if the  Company  has not  been able to establish at least 5,000 active telecommunications subscribers from the combined databases  by March 30, 2001, the entity will repurchase the customer lists from the Company allowing the Company to recover its investment in these databases.

Total  shares issued  in connection  with  the  acquisition  of  these  customer databases  and the  initial capitalization  of ITHC  were 2,000  (11,377,140  as adjusted),  including  500  (2,844,285 as  adjusted)  shares  issued  to  ITC in
connection   with   its   anticipated   backroom  support  function.   The  2000
(unadjusted)  shares issued  were recorded at their nominal par value ($.001) of
$20.

Cognigen Acquisition

On July 1, 1999, ITHC entered into an agreement with Cognigen to purchase all of
Cognigen's  net assets.  The  purchase  price  included  31,286,894  shares,  as adjusted, of ITHC common stock and a $300,000 note payable.  Additionally,  ITHC entered into a four-year employment contract with the founder of Cognigen, which provides for an annual base salary of $175,000.  The  transaction  was accounted for as a purchase.  ITHC acquired net assets of $86,285 and recorded goodwill of
$213,770. The goodwill is being amortized over a life of 5 years.

Reverse Acquisition

On August 20, 1999,  the Company  completed  the  acquisition  of all of the net assets of ITHC in exchange for up to 49,041,397  shares of the Company's  common stock. For financial statement purposes, this business combination was accounted for as an additional capitalization of ITHC (a reverse acquisition in which ITHC was the accounting  acquirer).  ITHC is considered the surviving  entity and the historical  financial statements prior to the acquisition are those of ITHC. The
15,757,047  shares  reflected in the statement of  stockholders'  equity reflect those shares of  Company's  common stock  outstanding  immediately  prior to the reverse  acquisition.  The Company's net book value prior to the transaction was
$0. The  issuance  of the stock must be  completed  in two  closings  due to the limited  amount of authorized  stock  available for issuance under the Company's articles  of  incorporation.  The first  closing  resulted  in the  issuance  of
11,742,953 shares while the remaining 37,298,444 shares will be issued after the authorized  number of  shares is  increased  or after a reverse  stock  split is effected.  The Company issued  5,000,000 shares of the Company's common stock as finders' fees in connection with the transaction to unrelated  individuals.  The shares were valued at $1,900,000, or $.38 per share, and reported on a net basis in additional paid-in-capital.

Additionally  on  August  20,  1999,  ITHC  purchased  12,602,431  shares of the
Company's   common  stock  for  a  price  of  $190,000  from  certain   existing
shareholders of the Company. This was recorded as a charge to paid-in capital in the amount of $190,000.

The Company is the legal  survivor  and  changed its name to Cognigen  Networks,
Inc. on July 12, 2000.

Cognigen Switching Acquisition

On April 15,  2000,  the Company  purchased  the  outstanding  stock of Cognigen
Switching (f.k.a. Aquila International  Telecommunications,  Inc.) for 2,041,445
shares and $590,000 in previous cash advances to Cognigen  Switching for a total purchase price of $3,287,397.  This transaction was accounted for as a purchase.
Intangible  assets  acquired  are  amortized  over five  years.  The  results of operations  have  been  included  from the date of  acquisition  forward  in the accompanying financial statements.

Purchase Price Allocation and Pro Forma Results

The combined aggregate  purchase price of the Company's  acquisition of Cognigen
Switching ($3,287,397) and Cognigen ($300,055) have been allocated to the assets acquired and liabilities  assumed based on the fair market values on the date of acquisition, as follows:

     Cash                                         $     34,900
     Accounts receivable                               318,521
     Property and equipment                            205,777
     Goodwill - Cognigen                               213,770
     Goodwill - Cognigen Switching                   3,596,164
     Deposits and other                                103,719
     Accounts payable                                  (41,910)
     Accrued expenses                                 (408,872)
     Debt                                             (434,617)
                                                  ------------

                                                  $  3,587,452
                                                  ============

The  following  table  depicts the  unaudited  pro forma  results of the Company giving  effect to the  Company's  two  acquisitions  in 1999 and 2000 as if they occurred on July 1, 1998. The unaudited pro forma information is not necessarily indicative of the results of  operations  of the Company had these  acquisitions occurred  at  the  beginning  of the  years  presented,  nor  is it  necessarily indicative of future results.

                                                 Years Ended
                                                   June 30,
                                  ------------------------------------------
                                       1999                       2000
                                  ----------------          ----------------
                                                  (unaudited)

Revenue                           $      1,808,939          $      4,033,864
                                  ================          ================

Net loss                          $     (1,600,073)         $     (9,017,938)
                                  ================          ================

Loss per share                    $           (.05)         $           (.11)
                                  ================          ================

Note 9 - Stockholders' Equity

Stock Issuances

In  connection  with certain ITHC  executive  employment  agreements  11,377,366 shares of ITHC stock  valued at $30,000  were  issued in July 1999 for  services provided by those key employees.  In addition,  31,286,894  shares of ITHC stock were issued in connection  with the  acquisition of the assets of Cognigen (Note
8).

During  the  six  months  ended   December  31,  1999,   the  Company   received
subscriptions  for 12,489,102  shares of the Company's common stock at prices of
$0.38 per share  (11,562,302  shares) and $1.60 per share (926,800  shares) from various persons.  These shares were issued by March 31, 2000. The Company agreed to pay a fee of 12% of the total  proceeds  received from the sale of the common stock to a  distributor  and issue  warrants  to  purchase  up to a  maximum  of
1,500,000  shares of the Company's common stock to various persons in connection with the sales.  These warrants were valued at $347,400 based on a value of $.23 per warrant.  This fee was  accounted  for as a cost of the sale of those common shares.  The Company  paid a total of $727,474  related to the total fee due and other expenses associated with the offering.

Stock Options

In August 1999, the Company issued  32,400,000  options entitling the holders to purchase  the  Company's  common  stock at $0.46 per share.  The options  vested immediately  and expire five years from the date issued.  Most of these  options cannot be exercised  until the Company  amends it articles of  incorporation  or affects a reverse  split of its common  stock so that it has  sufficient  shares available for issuance upon the exercise of these  options.  26,000,000 of these options were issued to non-employees for various professional  services provided
(of  which  12,000,000  were  issued  to a  trust  of  which  the  founder  is a beneficiary) while the remaining options were issued to employees and directors.
The Company has adopted the disclosure-only provisions of Statement of Financial
Accounting  Standards  No.  123,  "Accounting  for  Stock-Based   Compensation."
Accordingly,  no  compensation  cost has been  recognized  for the stock options issued to  employees  and  directors.  $6,022,004  of  compensation  expense was recorded in  connection  with the options  granted to  non-employees  based on a value of $.2316 per option.  Assumptions  used in the valuation of stock options include  volatility of 109%, 3-year lives,  dividend yield of 0% and a risk-free rate of 5.5%. The weighted average  remaining lives are 2.17 years with weighted average exercise prices of $.46.

The Company has adopted the disclosure-only provisions of Statement of Financial
Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based  Compensation."
Accordingly,  no compensation cost has been recognized for stock options issued.
Had  compensation  cost for the Company's  stock options issued been  determined based on the fair  value  at the  grant  date  for  awards  consistent  with the provisions of SFAS No. 123, the Company's net loss and loss per share would have been increased to the pro forma amounts indicated below:

                                                      June 30,
                                         -----------------------------------
                                             1999                  2000
                                         -------------        --------------

Net loss - as reported                   $     (51,283)       $   (8,265,186)
Net loss - pro forma                           (51,283)           (9,777,529)
Basic loss per share - as reported                (0.0)                (0.11)
Basic loss per share - pro forma                  (0.0)                (0.12)

Note 10 - Non-Cash Investing and Financing Activities

During the year ended June 30, 2000:

The Company  acquired net assets of $86,230 and recorded  goodwill in the amount of  $213,770  by  issuing a note for  $300,000  in  connection  with a  business acquisition (Note 8).

The  Company  acquired  the  outstanding  common  stock of a business by issuing
2,041,445 shares valued at $2,697,397 and paying cash of $590,000 (Note 8).

During the year ended June 30, 1999:

The Company issued notes totaling  $1,300,000 in exchange for two  long-distance telephone subscriber databases valued at $1,300,000 (Note 8).

Note 11 - Operating Leases

The Company leases office space under operating lease agreements,  which provide for aggregate monthly payments of $11,274 and expire through March 2003.

               Year Ending June 30,                       Amount
               --------------------                     -----------

                     2001                                    87,688
                     2002                                    62,049
                     2003                                    12,514
                                                        -----------

                                                        $   162,251
                                                        ===========

Rent expense  under these  operating  leases  totaled  $59,478 and $0 during the years ended June 30, 2000 and 1999, respectively.

Note 12 - Commitments and Contingencies

Commitments

Employment Agreements

During the year ended June 30,  2000,  the Company  entered  into an  employment agreement  with  one  key  employee.  This  employment  agreement  runs  over  a three-year  period starting in October of 1999 and provides for an annual salary of $125,000.  If the Company  terminates the agreement without cause it would be obligated  to pay  all  remaining  amounts  under  the  remaining  terms  of the contract.

In August of 2000, the Company  entered into  additional  employment  agreements with other key  employees.  Under these  agreements,  the  employees are paid an annual  salary  ranging from $100,000 to $120,000,  receive  bonuses of $100,000 each, which have been pre-paid and are earned prorata over the two-year terms of the agreements  and the  agreements  are subject to  termination  with cause (as defined).  If the employee terminates the employee's  agreement without cause or if the Company  terminates  the  agreement  with cause,  the  employee  would be obligated  to pay all  remaining  amounts due under the  remaining  terms of the agreement.

Consulting Agreements

The Company also has consulting  agreements with two individuals,  which provide for annual  compensation  of $175,000  and  $120,000  and have terms of four and three years, respectively.

Contingencies

The Company has an  obligation  to issue  37,298,444  shares of common  stock in connection  with the reverse  acquisition  described in Note 8. The Company also has 32,400,000  stock options and warrants to purchase up to 1,500,000 shares of the Company's  common stock  outstanding.  Currently,  the Company does not have sufficient  authorized  capital to legally issue these additional common shares.
The holders of options and  warrants and those  entitled to receive  shares in a second future closing are aware of the Company's lack of authorized capital. The
Company is using its best efforts to obtain shareholder approval at a meeting of shareholders to increase the authorized capital of the Company.  Management does not believe this condition will have a material  adverse effect as the Company's financial condition.

Note 13 - Subsequent Events

Investment in Customer Databases

In October 2000,  the Company  entered into  an option  agreement with an entity formed  by the  sellers  of its  customer  databases  described  in Note 8.  The agreement  provides  that if the Company has not been able to establish at least
5,000  active  telecommunication  subscribers  from  the  combined databases  by
March 30, 2001, the Company has the option to require the entity  to  repurchase the customer databases from the Company  in an  amount not  below  its  original investment  in  such  databases  through  the  forgiveness  of  any  outstanding remaining  debt and  accrued interest  which  totaled approximately  $604,000 at
October 2000, with the remainder of the balance made up by the return of Company shares held by the sellers at the then market value.  This agreement was reached in an effort by management to protect the Company and its shareholders interests in such customer databases.  If the transformation of  at least 5,000 names into active  customers is not reached by the  Company,  the Company  will be able  to recover its original  investment  in  these  databases collectively.  Management of the Company  believes it will  be successful  in the  activation  of at least
5,000 customer names.  Management  believes  that the signing of this  agreement
was  a  positive  step  in  protecting  the  investment  the  Company  and   its
shareholders have made in acquiring these databases.

                             COGNIGEN NETWORKS, INC.
                   (Formerly Silverthorne Production Company)
                            Results for June 30, 2000
            Management's Discussion and Analysis or Plan of Operation

Forward-Looking Statements

Certain of the information  discussed herein,  and in particular in this section entitled  "Management's  Discussion and Analysis or Plan of Operation," contains forward-looking  statements  that  involve  risks and  uncertainties  that might adversely  affect  the  operating  results  of the  Company  in the  future in a material way.  Such risks and uncertainties  include,  without  limitation,  the
Company's possible  inability  to obtain  additional  financing,  lack of  agent growth, loss of key personnel, rate  changes, fee policy or application changes, technological changes and increased competition.  Many of these risks are beyond the control of the  Company.  The Company is not  entitled to  rely on  the safe harbor provisions of Section 27A of the Securities  Act of 1933,  as amended, or
Section  21E of the  Securities Exchange  Act of 1934, as  amended, when  making forward-looking statements.

Overview

Prior to July 1, 1999 we were a publicly held shell that had no  operations.  On
August 20, 1999 we acquired  all of the net assets of ITHC in exchange for up to
49,041,397 shares of our common stock.  These assets primarily  consisted of the operating  assets of Cognigen  Corporation  that had previously been acquired on
July 1, 1999 by ITHC.  On April 14, 2000 we acquired  all of the stock of CST in
exchange  for  2,041,445  shares  of  our  common  stock.   These   acquisitions
transformed us into a thriving  telecommunications  company with  specialties in the sale through the Internet of calling cards,  various local and long distance services and discount  circuit  switched  telecommunications  services.  We also provide innovative custom designed service plans.

ITHC was  incorporated on July 24, 1998 in Delaware.  Since its inception,  ITHC had directed its efforts toward the acquisition of assets that would allow it to be engaged in direct and multilevel  agency  marketing and sale of long distance service and products as well as the switching  and  transport of voice,  fax and data telephone and internet traffic and related services.  On July 1, 1999, ITHC acquired the net assets of Cognigen  Corporation in exchange for 5,500 shares of
ITHC's  common stock and a note payable of $300,000.  Cognigen  Corporation  was actively marketing long distance telephone services over the Internet.

On July 11, 2000 we amended our  Articles  of  Incorporation  to change our name from Silverthorne Production Company to Cognigen Networks, Inc.

Results of Operations

ITHC was a  developmental  stage  company  from its  inception  on July 24, 1998 through  June 30,  1999.  During  this stage,  ITHC  generated  no revenues  and incurred only minimal operational costs. ITHC focused its efforts on the pursuit of the  acquisition of business  opportunities.  On July 1, 1999, ITHC completed the  acquisition of all the net assets of Cognigen  Corporation in a transaction accounted for as a purchase.  Additionally,  in a transaction accounted for as a reverse acquisition, ITHC acquired control of us. We were a non-operating public shell corporation. As no operations existed for ITHC for the year ended June 30,
1999, no meaningful comparisons can be made.

For purposes of this Management's Discussion and Analysis or Plan of Operations,
we believe that a discussion  regarding  the major  components of our results of operations for the year ended June 30, 2000 will provide a more meaningful basis for analysis.

Fiscal Year Ended June 30, 2000

Total revenue for the year ended June 30, 2000 was  $3,779,713,  which consisted of $1,138,165  of prepaid  calling card revenue,  and marketing  commissions  of
$2,598,008  related  to  commissions  received  for  sales of  telecommunication products  through links provided from our web site.  These revenue  streams were acquired  in  connection  with the  Cognigen  Corporation  acquisition.  We also generated  other revenue of $63,540,  which  relates  primarily to long distance telecommunication revenue generated through callback services for two and a half months from the our acquisition of CST.

Our operating costs consist of prepaid cards and pins of $950,727 related to the cost of service  provided  by third party  carriers.  Marketing  commissions  of
$1,657,195 are commissions paid to agents associated with the telecommunications product sales commissions received by us through our web site links.

Selling, general and administrative (SG&A) expenses were $8,734,444 for the year ended June 30, 2000. Non-cash stock based compensation charges of $6,052,004 are included in SG&A  expenses  and are  related to stock  issued to  employees  for services  valued at  $30,000  and stock  options  issued  to  non-employees  for services valued at $6,022,004 using the Black-Scholes  option pricing model. The remainder of SG&A expenses includes salaries,  consulting and other professional fees, travel and related costs, and rents for our three offices.  Our management believes that our current  infrastructure  can support  increases in capacity of two to three  times  current  sales  levels  without  having to add  significant additional costs.  There can be no assurances that we will not incur significant additional SG&A costs as a result of future growth.

Depreciation  and amortization was $561,510 for the year ended June 30, 2000 and consists of  depreciation  on furniture  and  telecommunications  equipment  and amortization of goodwill and customer lists.  These costs are a direct result of our business acquisitions during the year.

Interest  expense was $144,492 for the year ended June 30, 2000  resulting in an increase  from June 30, 1999 of $76,678,  which is a direct result of additional debt assumed in our business acquisitions during the year.

Fiscal Year Ended June 30, 1999

During  the  fiscal  year ended  June 30,  1999,  we  engaged in no  significant operations  other than the search for, and  identification  and  evaluation  of, possible acquisition candidates. No revenue was received by us during the fiscal year.  We  realized a net loss of $51,283  during the fiscal year ended June 30,
1999.

Liquidity and Capital Resources

We have funded our operations to date from the sale of common stock. At June 30,
2000 we had cash  and cash  equivalents  of  $717,344  and  working  capital  of
$734,152.

Cash used by us for operating activities during the year ended June 30, 2000 was
$2,167,135.  Additional  sources and uses of cash during the year ended June 30,
2000 include net proceeds of $5,140,087 from stock  issuances,  debt and capital lease payments of  $1,090,914,capital  expenditures  of $400,594 and acquisition costs of $745,100 related to businesses acquired during the year.

We  currently  have three notes  payable and various  capital  leases with total outstanding balances of $943,703 at June 30, 2000. Two of the notes are due July
1, 2001 and one is due February 12, 2001. We have  maturities of capital  leases and notes payable of $421,551 required during the next twelve months.

Cash  generated from  operations was not sufficient to meet our working  capital requirements  for the year ended June 30, 2000,and may not be sufficient to meet our working capital requirements for the foreseeable future. As a result, we are exploring  various bridge financing and/or  additional  equity financing to meet current  operating  requirements  until operations  can generate sufficient cash from operations to become self-sustaining.  There can be no assurances  that  we will be able to secure additional  debt or equity financing  or that  operations will produce adequate cash flows to allow the Company to meet all of its  future obligations.  However,  management  believes the  Company  will be successful in producing sufficient cash  flows from all collective sources to continue for the next twelve months.

We have no significant  planned  capital  expenditures  covering the next twelve months.

We maintain two customer  databases  containing  archived names with  historical records of long distance  telecommunication service users, to which we intend to devote  substantial  efforts  during the next twelve  months to transform  these names into active CST customer  accounts.  We have been in  negotiations  with a telemarketing  firm to assist in the  transformation  of these names into active accounts.  We  anticipate  an initial  cost of  approximately  $93,000 for these telemarketing  services and have received a verbal commitment from a third party to assist in funding these telemarketing costs, as necessary.

We have also entered into an option agreement with a joint venture consisting of the sellers of the customer  databases,  which provides that if certain targeted levels of  active  customers  cannot  be  transformed  from the  databases,  the
Company has the option  to have its  original  investment in these databases  be refunded  through the  forgiveness of the  remaining debt  outstanding  and  the return of Company shares. The Company believes this agreement is a major step in protecting the  recoverability of the original investment in these databases.

            INTER-AMERICAN TELECOMMUNICATIONS HOLDING CORPORATION
                        (A Development Stage Company)
           (Accounting Acquirer of Silverthorne Production Company)

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors
Inter-American Telecommunications
 Holding Corporation
Seattle, Washington

We have audited the accompanying  consolidated balance sheet of Inter-American
Telecommunications  Holding  Corporation (a  development  stage company) as of
June 30, 1999, and the related  consolidated  statements of  operations,  cash flows,  and  changes in  stockholders'  equity for the period  from  inception
(July 24, 1998)  through June 30, 1999.  These  financial  statements  are the responsibility of the Company's  management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We  conducted  our  audit  in  accordance  with  generally  accepted  auditing standards.  Those  standards  require  that we plan and  perform  the audit to obtain  reasonable  assurance about whether the financial  statements are free of  material  misstatement.  An audit  includes  examining,  on a test  basis, evidence  supporting the amounts and disclosures in the financial  statements.
An  audit  also  includes   assessing  the  accounting   principles  used  and
significant  estimates made by  management,  as well as evaluating the overall financial  statement  presentation.  We  believe  that our  audit  provides  a reasonable basis for our opinion.

In our opinion,  the financial statements referred to above present fairly, in all material respects,  the consolidated  financial position of Inter-American
Telecommunications   Holding   Corporation  as  of  June  30,  1999,  and  the
consolidated  results of its  operations,  its cash  flows and its  changes in stockholders'  equity for the period from  inception  (July 24, 1998)  through
June 30, 1999 in conformity with generally accepted accounting principles.

Denver, Colorado
January 20, 2000
(except for Note 7 which
is dated February 10, 2000)

                                              /s/Comiskey & Company
                                                 Comiskey & Company
                                                 PROFESSIONAL CORPORATION

            INTER-AMERICAN TELECOMMUNICATIONS HOLDING CORPORATION
                        (A Development Stage Company)
           (Accounting Acquirer of Silverthorne Production Company)

                          Consolidated Balance Sheet
                                June 30, 1999

                                       Assets

Other assets
  Goodwill                                                                  $        5
  Deferred tax                                                                  16,531
  Customer lists                                                             1,300,015
                                                                            ----------
Total assets                                                                $1,316,551
                                                                            ==========
                          Liabilities and Stockholders' Equity

Current liabilities
  Interest payable                                                          $   67,814
  Notes payable - related parties                                              700,000
                                                                            ----------
   Total current liabilities                                                   767,814

Notes  payable - related  parties,  due in more than one                       600,000
year

Stockholders' equity
  Common stock; $0.01 par value, 10,000 shares
   authorized; 2,000 shares (11,377,137 shares, as
   adjusted) issued and outstanding                                                 20
  Deficit accumulated during the development stage                             (51,283)
                                                                            ----------
                                                                               (51,263)
                                                                            ----------

Total liabilities and stockholders' equity                                  $1,316,551
                                                                            ==========

            INTER-AMERICAN TELECOMMUNICATIONS HOLDING CORPORATION
                        (A Development Stage Company)
           (Accounting Acquirer of Silverthorne Production Company)

                     Consolidated Statement of Operations
        For the Period July 24, 1998 (Inception) through June 30, 1999

Revenue                                                                     $       -

Interest expense                                                                67,814
                                                                            ----------

Loss before income taxes                                                       (67,814)

Income tax benefit                                                              16,531
                                                                            ----------

Net loss                                                                    $  (51,283)
                                                                            ==========

Basic and diluted earnings per share                                        $    (0.01)
                                                                            ==========

Weighted average shares outstanding, as adjusted                            11,377,137
                                                                            ==========

            INTER-AMERICAN TELECOMMUNICATIONS HOLDING CORPORATION
                        (A Development Stage Company)
           (Accounting Acquirer of Silverthorne Production Company)

                     Consolidated Statement of Cash Flows
        For the Period July 24, 1998 (Inception) through June 30, 1999

Cash flows from operating activities
  Net loss                                                                  $  (51,283)
                                                                            ----------
  Adjustments to reconcile net income to net cash flows
   from operating activities
   Deferred tax benefit                                                        (16,531)
   Changes in assets and liabilities
     Interest payable                                                           67,814
                                                                            ----------
                                                                                51,283
                                                                            ----------
      Net cash flows from operating activities                                      -
                                                                            ----------

Cash flows from investing activities
      Net cash flows from investing activities                                      -
                                                                            ----------

Cash flows from financing activities
      Net cash flows from financing activities                                      -
                                                                            ----------

Net change in cash                                                                  -
                                                                            ----------

Cash and cash equivalents, beginning of period                                      -
                                                                            ----------

Cash and cash equivalents, end of period                                    $       -
                                                                            ==========

            INTER-AMERICAN TELECOMMUNICATIONS HOLDING CORPORATION
                        (A Development Stage Company)
           (Accounting Acquirer of Silverthorne Production Company)

          Consolidated Statement of Changes in Stockholders' Equity
        For the Period July 24, 1998 (Inception) through June 30, 1999

                                            Common Stock
                                                                 Deficit
                                                                 Accumulated
                                        Number of                During the      Total
                                        Shares As                Development     Stockholders'
                                        Adjusted      Amount     Stage           Equity

Common stock  issued for  intangible
assets, November 4, 1998               $11,377,137    $  20       $      -        $     20

Net loss for the period July 24,
  1998 to June 30, 1999                       -          -          (51,283)       (51,283)

Balance, June 30, 1999                  11,377,137    $  20       $ (51,283)      $(51,263)

            INTER-AMERICAN TELECOMMUNICATIONS HOLDING CORPORATION
                        (A Development Stage Company)
           (Accounting Acquirer of Silverthorne Production Company)

                   Notes to Consolidated Financial Statements

Note 1 - Summary of Significant Accounting Policies and Organization and
Presentation

Description of Business and Operations

Inter-American   Telecommunications   Holding   Corporation   ("ITHC"  or  the
"Company") was  incorporated  in the state of Delaware on July 24, 1998.  ITHC was  organized  for the purpose of  consolidating  the  operations  of certain
enterprises   engaged  in  the  commerce  and  transmission  of  domestic  and international long distance telephone and related services.

During the period  ended June 30,  1999,  ITHC  acquired  customer  lists from
Telkiosk, Inc. ("Telkiosk") and Combined Telecommunications  Consultancy, Ltd.
("CTC") that will be utilized to build a customer  base for  telecommunication sales.  These  companies were unrelated to ITHC prior to the  transaction.  As a result of these  transactions,  Telkiosk and CTC became  shareholders of the
Company.  On November 4, 1998, in a  transaction  accounted for as a purchase,
the  Company  issued   2,844,285   common  shares  (as  adjusted)  to  acquire
Inter-American  Telecommunications Corporation ("ITC"), an unrelated, inactive corporation  with no assets  or  liabilities.  The  shares  were  valued at an aggregate  consideration  of $5,  which was  recorded  as  goodwill.  ITC will provide  backroom support  services for the Company's  operations.  On July 1,
1999,   ITHC  acquired  all  of  the  assets  and   liabilities   of  Cognigen
Corporation, an on-line marketer of a variety of telecommunications  services;
see Note 7.

As of June 30,  1999,  the Company is in the  development  stage as defined in
Statement of Financial  Accounting  Standards No. 7 - Accounting and Reporting
by  Development  Stage  Enterprises.  Since its  inception,  the  Company  has geared its efforts  toward the  acquisition of assets that will allow it to be engaged in direct and  multilevel  agency  marketing and sale of long distance service and products as well as the switching and transport of voice,  fax and data telephone and Internet  traffic and related  services.  At June 30, 1999, operations had not commenced.

Customer Lists

Customer  databases acquired for debt have been recorded at the face amount of the debt  issued in the  acquisition.  Customer  databases  will be  amortized into income over a period not to exceed 3 years from the migration date.

Long Lived Assets

The Company  assesses  its  long-lived  assets for  impairment  on a quarterly basis.  Impairment is considered  possible when  management's  projections  of future cash flows to be derived from the  long-lived  assets are less than the carrying  amount  of the  asset.  Impairment  is  recorded  as the  difference between the  carrying  amount of the asset and the present  value of projected future cash flows using the Company's incremental borrowing rate.

Income Taxes

The  Company  accounts  for  income  taxes in  accordance  with  SFAS No.  109
"Accounting  for  Income  Taxes"  which  requires  that  deferred  income  tax expenses be provided  based upon  estimated  future tax effects of differences
between  the  carrying   amounts  of  assets  and  liabilities  for  financial
reporting  purposes and the amounts  used for income tax  purposes  calculated based upon provisions of enacted tax laws.

Financial Instruments

Unless  otherwise  indicated,  the  fair  value  of all  reported  assets  and liabilities,  which represent  financial  instruments  (none of which are held for trading purposes) approximate the carrying values of such amounts.

Use of Estimates

The  preparation  of the Company's  financial  statements  in conformity  with
generally  accepted   accounting   principles   requires  management  to  make
estimates and assumptions  that affect the amounts reported in these financial statements  and  accompanying  notes.  Actual  results could differ from these estimates.

Loss Per Share

Loss per common  share has been  computed by dividing net loss by the weighted average  number of  shares of common  stock  outstanding  during  the  period.
Shares issued in the initial  capitalization  of the Company have been treated as outstanding since inception.

Principles of Consolidation

The  accompanying  financial  statements  include  all of the  accounts of the
Company and its wholly  owned  subsidiary,  Inter-American  Telecommunications
Corporation,  an  inactive  corporation  with no  assets or  liabilities.  All intercompany amounts have been eliminated in consolidation.

Stockholders' Equity

As more  fully  explained  in  footnote  8 to the  financial  statements,  the
Company engaged in a reverse  acquisition by Silverthorne  Production  Company whereby the Company  received or will receive at the second closing a total of
54,041,397  newly  issued  Silverthorne  common  shares.  The  effect  of  the transaction  is  presented  in  the  accompanying  financial  statements  as a pro-rata  restatement  of ITHC common  shares  outstanding.  Unless  otherwise indicated,  all ITHC common  share and per- share  amounts in these  financial statements  have been  restated  to  reflect a 5,688.57  to 1 increase  in the number of common shares outstanding.

Newly Issued Accounting Pronouncements

In June 1998,  the FASB  issued FAS 133,  Accounting  for  Certain  Derivative
Instruments and Certain Hedging Activities,  which establishes  accounting and
reporting   standards  for  all   derivative   instruments   and  for  hedging
activities.  FAS 133 requires that an entity  measure all  derivatives at fair value and recognize  those  derivatives as either assets or liabilities on the balance  sheet.  The change in a  derivative's  fair value is  generally to be recognized in current  period  earnings.  However,  if certain  conditions are met, a derivative may be specifically  designated as a hedge of an exposure to changes in fair value,  variability of cash flows, or certain foreign currency exposures.  Based on the hedge  designation,  special hedge  accounting  rules allow the  derivative's  change in value to be  recognized  either in  current period  earnings,  together  with the  offsetting  change in value of the risk being  hedged,  or, to the extent  the hedge is  effective,  in  comprehensive income and  subsequently  reclassified  into  earnings  when the  hedged  item affects earnings.

FAS 133, as amended by FAS 137, is effective  for all fiscal  years  beginning after June 15, 2000 (calendar year 2001), with early adoption  permitted.  The
Company  does  not  currently  use  derivatives  for  trading  or  speculative purposes  or for  hedging and does not  anticipate  that the  adoption of this standard will have a significant impact on its operating results.

Note 2 - Statements of Cash Flows

There  were no cash  payments  made  for  interest  or  income  taxes in 1999.
Non-cash investing and financing activities consisted of the following:

                     Issuance of promissory notes       $  1,300,000
                     Issuance of common stock                     20
                     Purchase of customer lists           (1,300,015)
                     Goodwill                                     (5)

Note 3 - Long-term Debt

At June 30,  1999,  the Company  had the  following  notes  payable to related parties:

                                                               Current       Long-term

8% unsecured  promissory note payable to Telkiosk,  with
 principal  and interest  due upon  maturity at November
 4, 1999, partially refinanced to July 1, 2000                 $200,000       $300,000

8%  unsecured  promissory  note  payable  to  CTC,  with
 principal  and interest  due upon  maturity at November
 4, 1999, partially refinanced to July 1, 2000.                 500,000        300,000
                                                               --------       --------

                                                               $700,000       $600,000
                                                               ========       ========

Note 4 - Income Taxes

The Company  computes and records taxes payable  based upon  determination  of taxable income,  which is different from pre-tax  financial  statement income.
Such differences  arise from the reporting of financial  statement  amounts in different  periods for tax purposes.  The timing  differences  are a result of different accounting methods being used for financial and tax reporting.

The  Company's  total  deferred  tax assets,  deferred  tax  liabilities,  and deferred tax valuation allowance at June 30, 1999 are as follows:

   Deferred tax assets
     Non-benefited tax losses and credits               $     16,531
     Valuation allowance                                          -
                                                        ------------

            Net deferred tax asset                      $     16,531
                                                        ============

The provision for income taxes was different  than the amount  computed  using the statutory income tax rate for the reasons following:

   Tax computed at statutory rate
   State taxes                                          $     10,172
   Valuation allowance                                         6,359
                                                        ------------
            Income tax benefit                          $     16,531
                                                        ============

Note 5 - Commitments and Contingencies

Presentation as a going concern

The Company is in the  development  stage and at June 30, 1999,  had no liquid assets with which to satisfy its  acquisition  liabilities and ongoing working capital  commitments.  After  year-end,  as  discussed  in Note 8, the Company
acquired  a  controlling  interest  in  Silverthorne   Production  Company,  a
publicly  traded  shell  company.  Between  September  and  December  of 1999,
Silverthorne  Production  Company raised a total of $5.85 million  through the sale of its common  stock,  the  proceeds of which will be used to fund ITHC's operating  capital  requirements,  as  well  as  to  make  additional  planned acquisitions.

Note 6 - Related Party Transactions

Acquisition of customer databases

On November 4, 1998,  ITHC acquired a customer  database of 54,034  individual subscribers  from Telkiosk in exchange for  2,844,285,  as adjusted  shares of
ITHC  common  stock,  plus  a cash  payment  of  $500,000  in  the  form  of a promissory  note payable  November 4, 1999 (and  subsequently  extended  until
July  1,  2000  as  to  the  remaining  $300,000  balance  due).  Telkiosk  is partially  owned by Peter Tilyou,  a former officer and director of ITHC. This
is  an  electronically   archived  database   containing  54,034   individual,
comma-delimited  records of residential and business accounts of long distance telephone  subscribers using the callback or  call-reorigination  system.  The domiciles of these accounts are located  primarily  outside the United States, including Japan, Italy, France,  Argentina,  Brazil, Spain, Israel, Russia and
CIS  countries,  Guatemala,  Venezuela  and  Singapore.  The  customers in the database use primarily U.S.  origination - foreign  termination  callback long distance services.

Also on  November  4,  1998,  ITHC  acquired  a  customer  database  of 41,415 individual subscribers from CTC in exchange for 5,688,570,  as adjusted shares of  ITHC  common  stock  plus a cash  payment  of  $800,000  in the  form of a promissory  note payable  November 4, 1999 (and  subsequently  extended  until
July 1, 2000 as to $300,000 of the remaining  balance  due).  CTC is partially owned by Peter  Tilyou,  a former  officer and  director  of ITHC.  This is an
electronically     archived    database    containing    41,415    individual,
comma-delimited  records of residential and business accounts of long distance telephone  subscribers.  The  domiciles  of  these  accounts  are all  located within  the  United  States.  Approximately  90% of  these  accounts  have  an affinity  to a  foreign  country,  and the  accounts  are held by  persons  of
Russian,  Romanian, Czech, Slovakian,  Slovenian,  Polish, Bulgarian,  German,
Japanese and Filipino national origin.

Migration  of  customers  will  commence  when  the  solicitation  process  is complete.  The lists  were  originally  purchased  by CTC and  Telkiosk  in an arm's length  transaction  from an  independent  international  long  distance reseller  and  customer  base  consolidator.  The  purchase  price to ITHC was determined  with respect to amounts paid or payable to the original  seller of the lists.

Note 7 - Subsequent Event

Acquisition of Cognigen Corporation

On  July  1,  1999,  the  Company  entered  into an  agreement  with  Cognigen
Corporation  ("Cognigen") to purchase all of Cognigen's  assets.  The purchase price  included  31,286,894,  as adjusted  shares of ITHC common stock,  and a
$300,000  note  payable due October 1, 1999.  The  agreement  also calls for a four-year  employment  contract  between the Company and Kevin  Anderson,  the founder of Cognigen with an annual base salary of $175,000.  Mr.  Anderson was not  previously  affiliated  with  ITHC  prior to the  acquisitions,  and will continue with the Company and will perform  functions  equivalent to that of a chief  operating  officer.  The agreement also calls for the Company to expend a total of  $600,000  over a  three-year  period on  business  expansion.  The transaction will be accounted for as a purchase.

The following Pro Forma combined condensed financial  information reflects the acquisition  of Cognigen as if it occurred as of July 24, 1998 (the  beginning of the period).

            Total assets                                $  1,923,583
            Total liabilities                              1,982,914
            Stockholders' equity                             (59,331)

            Revenues                                       1,807,401
            Net loss                                         (37,049)
            Loss per adjusted share                           (0.003)

Acquisition of controlling interest in Silverthorne Production Company

On August  20,  1999,  pursuant  to a Stock  Purchase  and  Asset  Acquisition
Agreement  by and  among  Silverthorne  Production  Company  ("Silverthorne"), certain shareholders of Silverthorne,  and the Company,  ITHC acquired a total of 24,345,384  shares,  or  approximately  58%, of the  outstanding  and to be issued  shares of common stock of  Silverthorne  in exchange for all of ITHC's assets and liabilities.  In a second closing which is to occur after a meeting
of   the  shareholders  of  Silverthorne,  ITHC  will  receive  an  additional
37,298,444 Silverthorne common shares. Silverthorne is a publicly traded shell company with no assets or  liabilities  prior to the  transaction with ITHC as described herein.

Of the shares  acquired in August,  11,742,953  were  acquired  directly  from
Silverthorne and 12,602,431 shares were acquired from certain  shareholders of
Silverthorne  in  exchange  for  $190,000 in cash and  1,706,571,  as adjusted shares of ITHC common stock.

The  transaction  will be accounted  for as a reverse  acquisition,  with ITHC being the accounting  acquirer of Silverthorne.  Unless  otherwise  indicated, all share and per share amounts in the accompanying  financial statements have been  restated  to  reflect  the  issuance  by  Silverthorne  of  a  total  of
54,041,397 common shares to ITHC in the transaction,  which equates to a total of 5,688.57 shares of Silverthorne for each outstanding common share of ITHC.

Shares issued for employment agreements

On  July  22,  1999  ITHC  executed  one-year  employment  agreements  for the positions  of Chief  Operating  Officer  ("COO") and Chief  Financial  Officer
("CFO").  Included in these agreements were the rights to receive  11,377,366, as adjusted  shares of ITHC common stock in  consideration  of past  services.
On July 22,  1999,  shares were issued and have been valued at $30,000 or .003 per share (as adjusted), which approximated market value at the date of issue.

Aquila Agreement

On July 22, 1999,  ITHC entered into a three-year  carrier  service  agreement with  Aquila  International  Telecommunications,  Inc.  ("Aquila"),  a company partially  owned by Jimmy  Boswell  and David G.  Lucas who are  officers  and directors  of the  Company.  ITHC  provided an advance  payment of $400,000 in connection with this agreement.

In  January  2000,  Silverthorne  entered  into a letter of intent to  acquire
Aquila,  subject  to  the  execution  of  a  definitive  agreement  and  other conditions.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors
Cognigen Corporation
Seattle, Washington

We have audited the accompanying  balance sheets of Cognigen Corporation as of
June 30, 1999 and 1998,  and the  related  statements  of income and  retained earnings,  and cash flows for each of the years then  ended.  These  financial
statements  are  the   responsibility   of  the  Company's   management.   Our
responsibility  is to express an opinion on these financial  statements  based on our audit.

We  conducted  our  audit  in  accordance  with  generally  accepted  auditing standards.  Those  standards  require  that we plan and  perform  the audit to obtain  reasonable  assurance about whether the financial  statements are free of  material  misstatement.  An audit  includes  examining,  on a test  basis, evidence  supporting the amounts and disclosures in the financial  statements.
An  audit  also  includes   assessing  the  accounting   principles  used  and
significant  estimates made by  management,  as well as evaluating the overall financial  statement  presentation.  We  believe  that our  audit  provides  a reasonable basis for our opinion.

In our opinion,  the financial statements referred to above present fairly, in all material respects,  the financial  position of Cognigen  Corporation as of
June 30, 1999 and 1998,  and the results of its  operations and its cash flows for  each of the  years  then  ended in  conformity  with  generally  accepted accounting principles.

Denver, Colorado
January 20, 2000

                                              /s/Comiskey & Company
                                                 Comiskey & Company
                                                 PROFESSIONAL CORPORATION

                             COGNIGEN CORPORATION
 (A Business Acquired by Inter-American Telecommunications Holding Corporation)

                                Balance Sheets

                                                                      June 30,
                                                             ------------------------
                                                               1999           1998
                                                             ---------      ---------
                                         Assets
Current assets
  Cash and cash equivalents                                  $  21,248      $  14,390
  Commissions receivable                                       279,507         19,956
  Inventory                                                     25,076         38,301
  Prepaid excise taxes                                             752          1,149
                                                             ---------      ---------
   Total current assets                                        326,583         73,796
                                                             ---------      ---------

Equipment - at cost
  Telephone system                                               3,035             -
  Computers                                                     17,804             -
  Furniture                                                        790             -
  Capitalized software                                         125,000        125,000
                                                             ---------      ---------
                                                               146,629        125,000
  Less accumulated depreciation                                (67,273)       (37,500)
                                                             ---------      ---------
                                                                79,356         87,500
                                                             ---------      ---------

Other assets
  Deferred income tax asset                                         74          2,718
  Deposits                                                       1,500             -
                                                             ---------      ---------
                                                                 1,574          2,718
                                                             ---------      ---------

Total assets                                                 $ 407,513      $ 164,014
                                                             =========      =========

                          Liabilities and Stockholders' Equity

Current liabilities
  Accounts payable                                           $   1,024      $      -
  Commissions payable                                          184,268         40,346
  Deferred revenue                                              71,763         31,451
  Income taxes payable                                          13,770          2,032
  Payroll taxes payable                                         50,403         22,918
                                                             ---------      ---------
   Total current liabilities                                   321,228         96,747
                                                             ---------      ---------

Stockholders' equity
  Common stock; $0.01 par value, 100,000 shares
   authorized; 91,000 shares issued and outstanding                910            910
  Additional paid-in capital                                   124,100        124,100
  Retained deficit                                             (38,725)       (57,743)
                                                             ---------      ---------
   Total stockholders' equity                                   86,285         67,267
                                                             ---------      ---------

Total liabilities and stockholders' equity                   $ 407,513      $ 164,014
                                                             =========      =========

                       See notes to financial statements.

                              COGNIGEN CORPORATION
 (A Business Acquired by Inter-American Telecommunications Holding Corporation)

                  Statements of Income and Retained Earnings

                                                                For the Years Ended
                                                                      June 30,
                                                            --------------------------
                                                                1999            1998
                                                            ----------      ----------

Revenues
  Commission income                                          $ 765,416      $  615,090
  Calling card sales                                         1,041,985         237,113
                                                             ---------      ----------
                                                             1,807,401         852,203
                                                             ---------      ----------

Cost of revenues
  Commissions                                                  553,086         409,657
  Calling card cost of revenue                                 679,864         110,268
                                                             ---------      ----------
                                                             1,232,950         519,925
                                                             ---------      ----------

Gross profit                                                   574,451         332,278

Selling, general and administrative expenses                   541,051         381,885
                                                             ---------      ----------

Income (loss) before income taxes                               33,400         (49,607)

Provision for income taxes                                      14,382          (1,918)
                                                             ---------      ----------

Net income (loss)                                               19,018         (47,689)

Retained deficit
  Balance, beginning of the year                               (57,743)        (10,054)
                                                             ---------      ----------

  Balance, end of year                                       $ (38,725)     $  (57,743)
                                                             =========      ==========

Basic earnings per share                                     $     .21      $     (.52)
                                                             =========      ==========

                       See notes to financial statements.

                              COGNIGEN CORPORATION
 (A Business Acquired by Inter-American Telecommunications Holding Corporation)

                           Statements of Cash Flows

                                                                For the Years Ended
                                                                      June 30,
                                                             -------------------------
                                                               1999            1998
                                                             ---------      ----------

Cash flows from operating activities
  Net income (loss)                                          $  19,018      $  (47,689)
                                                             ---------      ----------
  Adjustments to reconcile net income to net cash
   provided by operating activities
   Depreciation                                                 29,773          25,000
   Deferred income taxes                                         2,644          (2,718)
   Changes in assets and liabilities
     Commissions receivable                                   (259,551)         58,824
     Inventory                                                  13,225         (38,301)
     Prepaid excise taxes                                          397          (1,149)
     Deposits                                                   (1,500)             -
     Accounts payable                                            1,024            (579)
     Commissions payable                                       143,922         (20,783)
     Deferred revenue                                           40,312          31,451
     Income taxes payable                                       11,738             800
     Payroll taxes payable                                      27,485          22,918
                                                             ---------      ----------
                                                                 9,469          75,463
                                                             ---------      ----------
      Net cash provided by operating activities                 28,487          27,774
                                                             ---------      ----------

Cash flows from investing activities
  Acquisition of equipment                                     (21,629)             -
                                                             ---------      ----------
      Net cash used by investing activities                    (21,629)             -
                                                             ---------      ----------

Cash flows from financing activities
      Net cash provided by financing activities                     -               -
                                                             ---------      ----------

Net increase in cash                                             6,858          27,774

Cash and cash equivalents, beginning of year                    14,390         (13,384)
                                                             ---------      ----------
Cash and cash equivalents, end of year                       $  21,248      $   14,390
                                                             =========      ==========

                       See notes to financial statements.

(A Business Acquired by Inter-American Telecommunications Holding Corporation)

                        Notes to Financial Statements

Note 1 - Summary of Significant Accounting Policies and Organization and
Presentation

Description of Business and Operations

Cognigen Corporation,  previously Cognigen Communications, was incorporated in the  state of  Nevada  in  February  1998.  Cognigen's  predecessor,  Cognigen
Communications,  was incorporated in the state of California in February 1997.
All   references  to  the  "Company"   or    "Cognigen"    refer  to  Cognigen
Corporation and include its predecessor.  Cognigen is an on-line marketer of a variety of telecommunication services.

Telecommunication  services  that are offered for sale include  both  domestic
and  international  long  distance,   international   callback  service,  high
bandwidth  web hosting  service,  IP  telephony  service  and prepaid  calling
cards.   Services   other  than   prepaid   calling   cards  are  provided  by
telecommunication  companies with which  Cognigen has on-going  relationships.
Commissions  are  paid to  Cognigen  based  on the  sale  and  usage  of these telecommunication  services.  The  commission  rates vary among the providers.
Calling cards are purchased  from various  vendors at a discount from the face value.  Revenue is generated upon the sale of the calling cards.

Cognigen  services are marketed via a network of over thirty  thousand  agents worldwide.  Each  agent  has a  personalized  Web  page  that is  accessed  by customers and  potential  customers  looking for lower cost  telecommunication services.  Commissions  are paid on a sliding  scale to agents on both  direct and downlink sales.

Revenue Recognition

The Company records  commission  income when the underlying  telecommunication
service  is  rendered.   Commission  income  does  not  include  amounts  paid
separately to carriers for telecommunication services provided.

Calling  card  revenue is recorded  when the calling  cards are  shipped.  The
Company's  policy is to delay shipment of calling cards for a two-week  period after receipt of cash to allow for processing.  This delay results in deferred revenue,  which is recorded as liability  until the calling cards are shipped.
Calling   card   revenues   include   amounts   paid   for  the  cost  of  the
telecommunication services provided by third-party carriers.

General  and  administrative  expenses  are  charged as  incurred  to periodic income.

Statement of Cash Flows

For the purpose of the  statement  of cash flows,  the Company  considers  all highly liquid debt  instruments  purchased with an original  maturity of three months or less to be cash equivalents.

Commissions Receivable

Commissions    receivable   represent   amounts   due   from   providers   for
telecommunication  services  used  by  subscribers.  Typically  providers  pay commissions  due to  Cognigen  forty-five  days  after the usage  month end to allow for billing and collection.

No allowance for doubtful  accounts has been established by the Company and no bad debt expense has been recorded in either 1998 or 1999.

Inventory

Inventory  consists of prepaid  calling cards held for resale and is valued at the lower of cost or market.  Calling  cards are  purchased  from a variety of vendors  at a  discount  from the  face  value.  Excise  tax of 3% of the face value is paid at the time of  purchase.  When the  calling  card is sold,  the excise tax is collected and offset against the prepaid excise tax.

Property and Equipment

Property  and  equipment  is  stated  at  cost  and   depreciated   using  the
straight-line method over the following estimated useful lives:

      Telephone system                                        5 years
      Computers                                               3 years
      Furniture                                               5 years
      Capitalized software                                    5 years

Software  developed to support the  self-replicating  Web pages used to market
telecommunication   services  and   administer   agents'   sales  and  related
commissions  has  been  capitalized  according  to  the  provisions  of  AICPA
Statement  of  Position  98-1  "Accounting  for  Costs  of  Computer  Software
Developed or Obtained for Internal  Use".  Such  software was  contributed  in exchange for stock in the Company in February 1997.

Commissions Payable

Commissions  payable represent amounts due to agents as commission  related to the usage for which the Company is due  commission  income from its providers.
It is  the  Company's  policy  to pay  commission  to its  agents  only  after
receiving   commission  due  from  its  providers.   This  policy  results  in
approximately two months commission payable as of each year-end.

Income Taxes

The  Company  accounts  for  income  taxes in  accordance  with  SFAS No.  109
"Accounting  for  Income  Taxes"  which  requires  that  deferred  income  tax expenses be provided  based upon  estimated  future tax effects of differences
between  the  carrying   amounts  of  assets  and  liabilities  for  financial
reporting  purposes and the amounts  used for income tax  purposes  calculated based upon provisions of enacted tax laws.

Concentration of Credit Risk

The Company sells the telecommunication  services of various providers.  Based on the sales  efforts of the  Company's  agents,  a  concentration  of revenue and/or  receivables  can arise at various times. As of June 30, 1999 and 1998,
commissions   receivable   from   two   providers   comprised   64%  and  95%,
respectively,  of the total  commissions  receivable.  For the year ended June
30, 1998, 97% of commission  income was generated  from one provider.  For the year ended June 30, 1999, this provider's  proportionate  share of revenue had decreased to 21%, while a new provider contributed 42% of the total revenue.

Financial Instruments

Unless  otherwise  indicated,  the  fair  value  of all  reported  assets  and liabilities,  which represent  financial  instruments  (none of which are held for trading purposes) approximate the carrying values of such amounts.

Use of Estimates

The  preparation  of the Company's  financial  statements  in conformity  with
generally  accepted   accounting   principles   requires  management  to  make
estimates and assumptions  that affect the amounts reported in these financial statements  and  accompanying  notes.  Actual  results could differ from these estimates.

Earnings Per Share

The Company has adopted  Statement of Financial  Accounting  Standards No. 128
Earnings per Share"  (SFAS No. 128) that  requires  the  calculation  of basic earnings  per common  share,  which is computed by dividing  net income by the weighted  average  number of shares of common  stock  outstanding  during  the period,  and diluted  earnings per common share,  which is computed  using the
weighted   average   number  of  shares  of  common  stock  and  common  stock
equivalents.

Note 2 - Statements of Cash Flows

There were no cash  payments  made for interest or income taxes in either 1999 or 1998.

Note 3 - Income Taxes

The Company  computes and records taxes payable  based upon  determination  of taxable income,  which is different from pre-tax  financial  statement income.
Such differences  arise from the reporting of financial  statement  amounts in different  periods for tax purposes.  The timing  differences  are a result of different accounting methods being used for financial and tax reporting.

The components of income tax expense (benefit) are:
                                                                     June 30,
                                                            --------------------------
                                                               1999            1998
                                                            ----------      ----------
Taxes currently payable                                     $   11,738      $      800
Change in deferred tax assets                                    2,644          (2,718)
                                                            ----------      ----------
                                                            $   14,382      $   (1,918)
                                                            ==========      ==========

The  Company's  total  deferred  tax assets,  deferred  tax  liabilities,  and deferred tax valuation  allowance at June 30, 1999 and 1998 are as follows:
                                                                     June 30,
                                                            --------------------------
                                                               1999            1998
                                                            ----------      ----------
Deferred tax assets
  Deductible temporary differences                          $       74      $       -
  Non-benefited tax losses and credits                              -            2,718
                                                            ----------      ----------
   Total deferred tax assets                                        74           2,718
                                                            ----------      ----------
   Net deferred tax assets                                  $       74      $    2,718
                                                            ==========      ==========

The provision for income taxes was different  than the amount  computed  using the statutory income tax rate for the reasons following:

                                                                     June 30,
                                                            --------------------------
                                                               1999            1998
                                                            ----------      ----------
  Tax computed at statutory rate                            $    5,010      $   (7,441)
  State taxes                                                    5,744              -
  Other, non-deductible expenses                                 3,628           5,523
                                                            ----------      ----------
   Provision for income taxes                               $   14,382      $   (1,918)
                                                            ==========      ==========

Note 5 - Commitments and Contingencies

The Company  leases  certain  office space under an operating  lease  expiring
September  30, 1999 with monthly  payments of $900 and an option to renew on a month-to-month  basis at $945 per month.  Total  expense  for the years  ended
June 30, 1999 and 1998 was $7,815 and $0, respectively.

The Company is not involved in any lawsuits or litigation.

Note 6 - Related Parties

Prior to October 1, 1998,  the  corporate  offices of the Company  were in the personal  residence  of the  two of  the  Company's  directors.  No  rent  was charged for the use of the space.

Note 7 - Subsequent Event

On July 1, 1999,  the Company  entered into an agreement  with  Inter-American
Telecommunications  Corporation  ("ITHC")  to sell all of its  assets to ITHC.
The  purchase  price  included  31,286,894  shares  of ITHC  common  stock (as adjusted for ITHC's reverse  acquisition of Silverthorne  Production  Company, see notes to the ITHC financial  statements at June 30, 1999),  and a $300,000 note  payable due October 1, 1999.  The  agreement  also calls for a four-year employment contract between ITHC and Kevin Anderson,  Cognigen's founder,  who was not related to ITHC prior to the acquisition.

ITHC was  incorporated on July 24, 1998 and had no operations  during the year ended  June 30,  1999.  Proforma  financial  results  would  include  only the results of operations of Cognigen.

                                    EXHIBIT B

                             COGNIGEN NETWORKS, INC.

                         2000 INCENTIVE AND NONSTATUTORY
                                STOCK OPTION PLAN

     1.  Purposes  of  the  Plan.  The  purposes  of  this  2000  Incentive  and
Nonstatutory  Stock  Option  Plan are to attract  and retain the best  available personnel for positions of  substantial  responsibility,  to provide  additional incentive to the  Employees  and  Consultants  of the Company and to promote the success of the  Company's  business.  Options  granted  hereunder  may be either
"incentive  stock  options," as defined in Section 422 of the  Internal  Revenue
Code of 1986, as amended, or "non-statutory stock options," at the discretion of the Board and as reflected in the terms of the written stock option agreement.

     2. Definitions. As used herein, the following definitions shall apply:

          a. "Board" shall mean the Committee, if one has been appointed, or the
     Board of Directors of the Company if no Committee is appointed.

          b. "Code" shall mean the Internal Revenue Code of 1986, as amended.

          c. "Common  Stock" shall mean the $0.001 par value common stock of the
     Company.

          d.  "Company"   shall  mean  Cognigen   Networks,   Inc.,  a  Colorado
     corporation.

          e.  "Committee"  shall mean the  Committee  appointed  by the Board in accordance  with  paragraph  (a)  of  Section  4 of  the  Plan,  if  one is appointed, or the Board if no committee is appointed.

          f. "Consultant" shall mean any person who is engaged by the Company or any Subsidiary to render  consulting  services and is compensated  for such consulting services,  but does not include a director of the Company who is compensated  for  services  as  a  director  only  with  the  payment  of a director's fee by the Company.

          g.  "Continuous  Status as an Employee"  shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered  interrupted in the case of sick leave, military  leave,  or any other  leave of  absence  approved  by the  Board;
     provided  that  such  leave  is for a period  of not  more  than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

          h. "Employee" shall mean any person, including officers and directors, employed by the Company or any Parent or  Subsidiary  of the  Company.  The
     payment of a  director's  fee by the  Company  shall not be  sufficient  to constitute "employment" by the Company.

          i. "Incentive Stock Option" shall mean an Option, which is intended to qualify as an incentive  stock option  within the meaning of Section 422 of the Code.

          j. "Non-Employee Director" shall mean a director who:

               (i) Is not  currently an officer (as defined in Section  16a-1(f)
          of the Securities  Exchange Act of 1934, as amended) of the Company or a Parent or Subsidiary of the Company, or otherwise currently employed by the Company or a Parent or Subsidiary of the Company.

               (ii)  Does  not   receive   compensation,   either   directly  or
          indirectly, from the Company or a Parent or Subsidiary of the Company, for services rendered as a Consultant or in any capacity other than as a  director,  except  for an amount  that does not  exceed  the dollar amount for which disclosure would be required  pursuant to Item 404(a)
          of Regulation S-K adopted by the United States Securities and Exchange
          Commission.

               (iii) Does not possess an interest in any other  transaction  for which  disclosure  would  be  required  pursuant  to  Item  404(a)  of
          Regulation  S-K adopted by the United States  Securities  and Exchange
          Commission.

          k. "Nonstatutory Stock Option" shall mean an Option granted under this
     Plan,  which does not qualify as an Incentive  Stock Option.  To the extent that the aggregate fair market value of Optioned  Stock to which  Incentive
     Stock Options  granted under Options to an Employee are exercisable for the first time  during any  calendar  year (under the Plan and all plans of the
     Company or any Parent or Subsidiary)  exceeds $100,000,  such Options shall be treated as Nonstatutory Stock Options under the Plan. The aggregate fair market value of the Optioned  Stock shall be  determined  as of the date of grant of each Option and the determination of which Incentive Stock Options shall be treated as qualified  incentive stock options under Section 422 of the Code and which Incentive  Stock Options  exercisable for the first time in a particular year in excess of the $100,000  limitation shall be treated as  Nonstatutory  Stock Options  shall be determined  based on the order in which such Options were granted in  accordance  with Section  422(d) of the
     Code.

          l. "Option" shall mean an Incentive Stock Option, a Nonstatutory Stock
     Option or both.

          m. "Optioned Stock" shall mean the Common Stock subject to an Option.

          n. "Optionee" shall mean an Employee or other person who is granted an
     Option.

          o.  "Parent"  shall  mean  a  "parent  corporation,"  whether  now  or hereafter existing, as defined in Section 424(e) of the Code.

          p. "Plan" shall mean this 2000 Incentive and Nonstatutory Stock Option
     Plan.

          q. "Share"  shall mean a share of the Common Stock of the Company,  as adjusted in accordance with Section 11 of the Plan.

          r. "Stock  Option  Agreement"  shall mean the  agreement to be entered into between the Company and each Optionee  which shall set forth the terms and  conditions  of each Option  granted to each  Optionee,  including  the number of Shares  underlying  such  Option and the  exercise  price of each
     Option granted to such Optionee under such agreement.

          s. "Subsidiary" shall mean a "subsidiary  corporation," whether now or hereafter existing, as defined in Section 424(f) of the Code.

     3. Stock  Subject to the Plan.  Subject to the  provisions of Section 11 of the Plan, the maximum aggregate number of Shares, which may be optioned and sold under  the  Plan,  is  5,000,000  shares  of Common  Stock.  The  Shares  may be authorized, but unissued, or reacquired Common Stock. If an Option should expire or become  unexercisable  for any reason  without having been exercised in full, the unpurchased  Shares which were subject thereto shall,  unless the Plan shall have been terminated, become available for future grant under the Plan.

     4. Administration of the Plan.

          a.  Procedure.  The  Plan  shall  be  administered  by the  Board or a
     Committee  appointed by the Board  consisting  of two or more  Non-Employee
     Directors to  administer  the Plan on behalf of the Board,  subject to such terms and conditions as the Board may prescribe.

               (i) Once  appointed,  the Committee shall continue to serve until otherwise  directed by the Board (which for purposes of this paragraph
          (a)(i)  of this  Section  4 shall  be the  Board of  Directors  of the
          Company).  From time to time the Board  may  increase  the size of the
          Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in  substitution  therefore, fill vacancies  however caused, or remove all members of the Committee and thereafter directly administer the Plan.

               (ii) Members of the Board who are granted,  or have been granted,
          Options may vote on any matters  affecting the  administration  of the
          Plan or the grant of any Options pursuant to the Plan.

          b. Powers of the Board.  Subject to the  provisions  of the Plan,  the
     Board shall have the authority, in its discretion:

               (i) To grant  Incentive  Stock  Options  and  Nonstatutory  Stock
          Options or both as provided and identified in a separate written Stock
          Option Agreement to each Optionee granted such Option or Options under the Plan; provided however,  that in no event shall an Incentive Stock
          Option and a Nonstatutory Stock Option granted to any Optionee under a single  Stock  Option  Agreement  be subject  to a  "tandem"  exercise arrangement  such that the  exercise  of one such  Option  affects the
          Optionee's right to exercise the other Option granted under such Stock
          Option Agreement;

               (ii) To  determine,  upon review of relevant  information  and in accordance with Section 8(b) of the Plan, the fair market value of the
          Common Stock;

               (iii) To determine the exercise  price per Share of Options to be granted,  which exercise price shall be determined in accordance  with
          Section 8(a) of the Plan;

               (iv) To determine the Employees or other persons to whom, and the time or times at which,  Options  shall be  granted  and the number of
          Shares to be represented by each Option;

               (v) To interpret the Plan;

               (vi) To  prescribe,  amend  and  rescind  rules  and  regulations relating to the Plan;

               (vii) To  determine  the  terms  and  provisions  of each  Option granted  (which need not be  identical)  and,  with the consent of the holder thereof, modify or amend each Option;

               (viii) To  accelerate or defer (with the consent of the Optionee)
          the exercise  date of any Option,  consistent  with the  provisions of
          Section 7 of the Plan;

               (ix) To authorize  any person to execute on behalf of the Company
          any  instrument   required  to  effectuate  the  grant  of  an  Option
          previously granted by the Board; and

               (x)  To  make  all  other  determinations   deemed  necessary  or
          advisable for the administration of the Plan.

          c.  Effect of Board's  Decision.  All  decisions,  determinations  and interpretations  of the Board shall be final and  binding on all  Optionees and any other permissible holders of any Options granted under the Plan.

     5. Eligibility.

          a. Persons Eligible.  Options may be granted to any person selected by the Board.  Incentive  Stock Options may be granted only to  Employees.  An
     Employee,  who  is  also  a  director  of  the  Company,  its  Parent  or a
     Subsidiary, shall be treated as an Employee for purposes of this Section 5.
     An  Employee or other  person who has been  granted an Option may, if he is otherwise eligible, be granted an additional Option or Options.

          b. No Effect on  Relationship.  The Plan  shall  not  confer  upon any
     Optionee  any right with respect to  continuation  of  employment  or other relationship  with the Company nor shall it  interfere  in any way with his right  or  the  Company's  right  to  terminate  his  employment  or  other relationship at any time.

     6. Term of Plan. The Plan became effective on the date the Plan is approved by the  shareholders  of the Company in accordance with Section 422 of the Code.
It shall  continue in effect until a date that is 10 years after such  approval, unless sooner terminated under Section 13 of the Plan.

     7. Term of Option.  The term of each Option shall be 10 years from the date of grant  thereof or such  shorter  term as may be provided in the Stock  Option
Agreement.  However, in the case of an Option granted to an Optionee who, at the time the Option is granted,  owns stock  representing more than 10% of the total combined  voting  power of all  classes of stock of the Company or any Parent or
Subsidiary,  if the Option is an Incentive Stock Option,  the term of the Option shall be five years from the date of grant  thereof or such  shorter time as may be provided in the Stock Option Agreement.

     8. Exercise Price and Consideration.

          a. Exercise  Price.  The per Share exercise price for the Shares to be issued  pursuant  to  exercise  of an  Option  shall  be such  price  as is determined  by the  Board,  but the  per  Share  exercise  price  under  an
     Incentive Stock Option shall be subject to the following:

               (i) If granted to an  Employee  who,  at the time of the grant of such Incentive Stock Option,  owns stock representing more than 10% of the voting  power of all classes of stock of the Company or any Parent or  Subsidiary,  the per Share  exercise  price shall not be less than
          110% of the fair market value per Share on the date of grant.

               (ii) If granted  to any other  Employee,  the per Share  exercise price shall not be less than 100% of the fair  market  value per Share on the date of grant.

          b. Determination of Fair Market Value. The fair market value per Share on the date of grant shall be determined as follows:

               (i) If the Common Stock is listed on the New York Stock Exchange,
          the  American  Stock  Exchange  or  such  other  securities   exchange
          designated by the Board, or admitted to unlisted trading privileges on any such  exchange,  or if the  Common  Stock is quoted on a  National
          Association of Securities  Dealers,  Inc.  system that reports closing prices, the fair market value shall be the closing price of the Common
          Stock as  reported  by such  exchange  or  system  on the day the fair market value is to be determined,  or if no such price is reported for such day, then the  determination of such closing price shall be as of the last  immediately  preceding  day on which the closing price is so reported;

               (ii) If the Common Stock is not so listed or admitted to unlisted trading  privileges  or so quoted,  the fair market value shall be the average of the last  reported  highest bid and the lowest asked prices quoted  on  the  National  Association  of  Securities  Dealers,  Inc.
          Automated Quotations System or, if not so quoted, then by the National
          Quotation Bureau, Inc. on the day the fair market value is determined;
          or

               (iii)  If the  Common  Stock  is not so  listed  or  admitted  to unlisted trading privileges or so quoted, and bid and asked prices are not  reported,  the fair  market  value  shall be  determined  in such reasonable manner as may be prescribed by the Board.

          c.  Consideration and Method of Payment.  The consideration to be paid for the  Shares to be issued  upon  exercise  of an Option,  including  the method  of  payment,  shall be  determined  by the  Board  and may  consist entirely of cash, check,  other shares of Common Stock having a fair market value on the date of exercise equal to the aggregate  exercise price of the
     Shares as to which said Option shall be exercised,  or any  combination  of such methods of payment,  or such other consideration and method of payment for the  issuance  of Shares to the  extent  permitted  under the  Colorado
     Business Corporation Act.

     9. Exercise of Option.

          a. Procedure for Exercise: Rights as a Shareholder. Any Option granted hereunder  shall be exercisable at such times and under such  conditions as determined by the Board, including performance criteria with respect to the
     Company and/or the Optionee, and as shall be permissible under the terms of the Plan.

          In the sole  discretion  of the Board,  at the time of the grant of an
     Option or  subsequent  thereto but prior to the  exercise of an Option,  an
     Optionee  may be  provided  with  the  right  to  exchange,  in a  cashless transaction,  all or part of the Option for Common  Stock of the Company on terms and conditions determined by the Board.

          An Option may not be exercised for a fraction of a Share.

          An Option shall be deemed to be exercised  when written notice of such exercise has been given to the Company in accordance  with the terms of the
     Option by the person  entitled to exercise  the Option and full payment for the Shares with respect to which the Option is exercised  has been received by the Company.  Full payment, as authorized by the Board, may consist of a consideration  and method of payment  allowable under Section 8(c) and this
     Section  9(a)  of  the  Plan.  Until  the  issuance  (as  evidenced  by the appropriate  entry on the books of the  Company  or of the duly  authorized transfer  agent of the Company) of the stock  certificate  evidencing  such
     Shares,  no right to vote or  receive  dividends  or any other  rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option.  No  adjustment  will be made for a dividend or other  right  for  which  the  record  date is prior to the date the  stock certificate is issued, except as provided in Section 11 of the Plan.

          Exercise of an Option in any manner  shall result in a decrease in the number of Shares,  which thereafter may be available,  both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

          b.  Termination of Status as an Employee.  In the case of an Incentive
     Stock Option,  if any Employee ceases to serve as an Employee,  he may, but only within such period of time not exceeding three months as is determined by the Board at the time of grant of the Option after the date he ceases to be an  Employee,  exercise his Option to the extent that he was entitled to exercise it at the date of such termination.  To the extent that he was not entitled to exercise the Option at the date of such  termination,  or if he does not exercise  such Option  (which he was entitled to exercise)  within the time specified herein, the Option shall terminate.

          c.  Disability of Optionee.  In the case of an Incentive Stock Option, notwithstanding  the  provisions  of Section  9(b)  above,  in the event an
     Employee  is unable to continue as an Employee as a result of his total and permanent  disability (as defined in Section 22(e)(3) of the Code), he may, but  only  within  such  period  of time  not  exceeding  12  months  as is determined by the Board at the time of grant of the Option from the date of termination,  exercise his Option to the extent he was entitled to exercise it at the date of such termination.  To the extent that he was not entitled to  exercise  the  Option  at the  date of  termination,  or if he does not exercise  such Option  (which he was entitled to exercise)  within the time specified herein, the Option shall terminate.

          d. Death of Optionee. In the case of an Incentive Stock Option, in the event of the death of the Optionee:

               (i) During the term of the Option if the Optionee was at the time of his  death an  Employee  and had been in  Continuous  Status  as an
          Employee  or  Consultant  since the date of grant of the  Option,  the
          Option may be  exercised,  at any time within 12 months  following the date of death,  by the  Optionee's  estate or by a person who acquired the right to exercise the Option by bequest or  inheritance,  but only to the extent of the right to exercise that would have accrued had the
          Optionee  continued  living and  remained in  Continuous  Status as an
          Employee 12 months after the date of death; or

               (ii) Within such period of time not exceeding  three months as is determined  by the Board at the time of grant of the Option  after the termination  of  Continuous  Status as an Employee,  the Option may be
          exercised,  at any time within 12 months  following the date of death, by the  Optionee's  estate or by a person  who  acquired  the right to exercise the Option by bequest or inheritance,  but only to the extent of the right to exercise that had accrued at the date of termination.

     10.  Non-transferability  of Options.  Unless permitted by the Code, in the case  of an  Incentive  Stock  Option,  the  Option  may not be  sold,  pledged, assigned, hypothecated,  transferred, or disposed of in any manner other than by will or by the laws of descent and distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.

     11.  Adjustments Upon Changes in Capitalization  or Merger.  Subject to any
required action by the shareholders of the Company, the number of Shares covered by each outstanding  Option, and the number of Shares which have been authorized for issuance  under the Plan but as to which no Options have yet been granted or which have been  returned to the Plan upon  cancellation  or  expiration  of any
Option, as well as the price per Share covered by each such outstanding  Option, shall be proportionately  adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or  reclassification  of the Common Stock,  or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of  consideration  by the Company;  provided,  however,  that  conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of  consideration."  Such adjustment shall be made by the Board, whose  determination  in that respect  shall be final,  binding and  conclusive.
Except as  expressly  provided  herein,  no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option.

     In the event of the proposed dissolution or liquidation of the Company, the
Option will terminate  immediately  prior to the  consummation  of such proposed action,  unless otherwise  provided by the Board. The Board may, in the exercise of its  sole  discretion  in such  instances,  declare  that  any  Option  shall terminate  as of a date fixed by the Board and give each  Optionee  the right to exercise  his  Option  as to all or any part of the  Optioned  Stock,  including
Shares as to which the Option would not otherwise be  exercisable.  In the event of the proposed sale of all or  substantially  all of the assets of the Company, or the merger of the Company with or into another  corporation  in a transaction in which the  Company is not the  survivor,  the  Option  shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board determines, in the exercise of its sole discretion and in lieu of such assumption or  substitution, that the  Optionee  shall have the right to exercise the Option as to all of the
Optioned Stock,  including  Shares as to which the Option would not otherwise be exercisable.  If the  Board  makes  an  Option  fully  exercisable  in  lieu  of assumption or substitution in the event of such a merger or sale of assets,  the
Board shall notify the Optionee that the Option shall be fully exercisable for a period of 30 days from the date of such  notice,  and the Option will  terminate upon the expiration of such period.

     12. Time of Granting Options. The date of grant of an Option shall, for all purposes,  be the date on which the Board makes the determination  granting such
Option.  Notice of the  determination  shall be given to each  Employee or other person to whom an Option is so granted  within a reasonable  time after the date of such  grant.  Within a  reasonable  time  after  the date of the  grant of an
Option,  the  Company  shall  enter into and  deliver to each  Employee or other person  granted  such Option a written  Stock  Option  Agreement  as provided in
Sections  2(r) and 16 hereof,  setting  forth the terms and  conditions  of such
Option.

     13. Amendment and Termination of the Plan.

          a.  Amendment  and  Termination.  The Board may amend or terminate the
     Plan from time to time in such  respects  as the Board may deem  advisable;
     provided that, the following revisions or amendments shall require approval of the  shareholders  of the Company  holding a majority of the outstanding voting stock of the Company, who are present or represented and entitled to vote thereon, or by unanimous written consent of the shareholders:

               (i) An increase in the number of Shares subject to the Plan above the number of Shares set forth in Section 3 of the Plan, other than in connection with an adjustment under Section 11 of the Plan;

               (ii) Any  change in the  designation  of the  class of  Employees eligible to be granted Incentive Stock Options; or

               (iii) Any material amendment under the Plan that would have to be approved by the  shareholders of the Company for the Board to continue to be able to grant Incentive Stock Options under the Plan.

          b.  Effect  of  Amendment  or  Termination.   Any  such  amendment  or
     termination of the Plan shall not affect Options  already  granted and such
     Options  shall  remain in full force and effect as if the Plan had not been amended  or  terminated,  unless  mutually  agreed  otherwise  between  the
     Optionee and the Board,  which  agreement  must be in writing and signed by the Optionee and the Company.

     14. Conditions Upon Issuance of Shares. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and  delivery of such Shares  pursuant  thereto  shall  comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended,  the  Securities  Exchange  Act of 1934,  as  amended,  the  rules  and regulations  promulgated  thereunder,  applicable state securities laws, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further  subject to the approval of legal  counsel for the Company with respect to such compliance.

     As a condition to the  existence of an Option,  the Company may require the person  exercising  such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any
present   intention   to  sell  or   distribute   such  Shares  and  such  other
representations  and  warranties  which in the opinion of legal  counsel for the
Company,  are  necessary or  appropriate  to  establish  an  exemption  from the registration  requirements  under  applicable  federal and state securities laws with respect to the acquisition of such Shares.

     15. Reservation of Shares. The Company,  during the term of this Plan, will at all  times  reserve  and keep  available  such  number  of Shares as shall be sufficient to satisfy the requirements of the Plan.  Inability of the Company to obtain authority from any regulatory body having  jurisdiction,  which authority is deemed by the Company's legal counsel to be necessary for the lawful issuance and sale of any Share  hereunder,  shall  relieve the  Company of any  liability relating to the failure to issue or sell such Shares as to which such  requisite authority shall not have been obtained.

     16. Option  Agreement.  Each Option granted to an Employee or other persons shall be evidenced by a written Stock Option Agreement in such form as the Board shall approve.

     17.  Information to Optionees.  The Company shall provide to each Optionee, during the period for which such  Optionee has one or more Options  outstanding, copies of all annual  reports and other  information,  which are provided to all shareholders  of the Company.  The Company shall not be required to provide such information  if the  issuance  of  Options  under  the  Plan is  limited  to key employees  whose duties in  connection  with the Company  assure their access to equivalent information.

     18.  Gender.  As used herein,  the  masculine,  feminine and neuter genders shall be deemed to include the others in all cases where they would so apply.

     19. CHOICE OF LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION,  VALIDITY AND
INTERPRETATION  OF THIS  PLAN AND THE  INSTRUMENTS  EVIDENCING  OPTIONS  WILL BE
GOVERNED BY THE  INTERNAL  LAW,  AND NOT THE LAW OF  CONFLICTS,  OF THE STATE OF
DELAWARE.

     IN WITNESS WHEREOF,  the Company has caused its duly authorized  officer to execute this Plan effective as of _______________, 2000.

                                                     COGNIGEN NETWORKS, INC.,
                                                     a Colorado corporation

                                             By:
                                                ------------------------------
                                                Darrell H. Hughes, President